Exhibit 10.2

CUSIP Number: 98379EAB2

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

by and among

XPO LOGISTICS, INC.,

as Borrower,

THE OTHER SUBSIDIARIES SIGNATORY HERETO,

as Guarantors,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

MORGAN STANLEY SENIOR FUNDING, INC.

as Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,

J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC., HSBC SECURITIES (USA) INC.

and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of October 30, 2015

SENIOR SECURED TERM LOAN CREDIT AGREEMENT		1

RECITALS		1

1. DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS		1

1.1	Definitions	1
1.2	Rules of Construction	56
1.3	Interpretive Matters	56
1.4	[Reserved]	57
1.5	Timing of Payment or Performance	57

2. AMOUNT AND TERMS OF CREDIT		57

2.1	Term Facility	57
2.2	Maturity and Repayment of Loans	59
2.3	Prepayments; Commitment Reductions	59
2.4	Use of Proceeds	62
2.5	Interest; Applicable Margins	62
2.6	[Reserved]	63
2.7	Fees	63
2.8	Receipt of Payments	64
2.9	Application and Allocation of Payments	64
2.10	Evidence of Debt	64
2.11	Indemnity	64
2.12	[Reserved]	66
2.13	Taxes	66
2.14	Capital Adequacy; Increased Costs; Illegality	68
2.15	Incremental Loans	70
2.16	Refinancing Facilities	71
2.17	Extended Loans	72

3. CONDITIONS PRECEDENT		73

3.1	Conditions to the Closing Date	73

4. REPRESENTATIONS AND WARRANTIES		76

4.1	Corporate Existence; Compliance with Law	76
4.2	Chief Executive Offices; Collateral Locations; FEIN	77
4.3	Corporate Power; Authorization; Enforceable Obligations; No Conflict	77
4.4	Financial Statements	77
4.5	Material Adverse Effect	78
4.6	Ownership of Property; Liens	78
4.7	Labor Matters	78
4.8	Subsidiaries and Joint Ventures	78
4.9	Investment Company Act	79
4.10	Margin Regulations	79
4.11	Taxes/Other	79
4.12	ERISA	79
4.13	No Litigation	80

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4.14	[Reserved]	80
4.15	Intellectual Property	80
4.16	Full Disclosure	80
4.17	Environmental Matters	80
4.18	Insurance	81
4.19	[Reserved]	81
4.20	[Reserved]	81
4.21	Creation and Perfection of Security Interests	81
4.22	Solvency	82
4.23	Economic Sanctions and Anti-Money Laundering	82
4.24	Economic Sanctions, FCPA, Patriot Act; Use of Proceeds	82
4.25	[Reserved]	82
4.26	Status as Senior Debt	82
4.27	FCPA and Related	82

5. FINANCIAL STATEMENTS AND INFORMATION		83

5.1	Financial Reports and Notices	83

6. AFFIRMATIVE COVENANTS		84

6.1	Maintenance of Existence and Conduct of Business	84
6.2	Payment of Charges and Taxes	85
6.3	Books and Records	85
6.4	Insurance; Damage to or Destruction of Collateral	85
6.5	Compliance with Laws	85
6.6	PATRIOT Act	85
6.7	Intellectual Property	85
6.8	Environmental Matters	85
6.9	Ratings	86
6.10	Further Assurances	86
6.11	ERISA Matters	88
6.12	Future Guarantors	88
6.13	Access	88
6.14	Post-Closing Matters	89
6.15	Use of Proceeds	89

7. NEGATIVE COVENANTS		89

7.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	89
7.2	Limitation on Restricted Payments	95
7.3	Dividend and Other Payment Restrictions Affecting Subsidiaries	100
7.4	Asset Sales	102
7.5	Transactions with Affiliates	103
7.6	[Reserved]	105
7.7	Liens	105
7.8	When Borrower and Guarantors May Merge or Transfer Assets	106
7.9	OFAC; Patriot Act	109
7.10	Change of Fiscal Year	109
7.11	ERISA	109

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8. TERM		109

8.1	Termination	109

9. DEFAULTS AND REMEDIES		109

9.1	Events of Default	109
9.2	Remedies	111
9.3	Waiver by Credit Parties	111

10. APPOINTMENT OF AGENT		112

10.1	Appointment of Agents	112
10.2	Agents’ Reliance, Etc	112
10.3	MSSF and Affiliates	113
10.4	Lender Credit Decision	113
10.5	Indemnification	113
10.6	Successor Agent	114
10.7	Setoff and Sharing of Payments	114
10.8	Dissemination of Information	115
10.9	Actions in Concert	115
10.10	Procedures	115
10.11	Collateral Matters	115
10.12	Additional Agents	116
10.13	Distribution of Materials to Lenders	116
10.14	Agent	117
10.15	Intercreditor Agreements	117

11. ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS		118

11.1	Assignment and Participations	118
11.2	Successors and Assigns	121
11.3	Certain Assignees	121

12. MISCELLANEOUS		122

12.1	Complete Agreement; Modification of Agreement	122
12.2	Amendments and Waivers	122
12.3	Fees and Expenses	124
12.4	No Waiver	125
12.5	Remedies	125
12.6	Severability	125
12.7	Conflict of Terms	126
12.8	Confidentiality	126
12.9	GOVERNING LAW	127
12.10	Notices	127
12.11	Section Titles	129
12.12	Counterparts	129
12.13	WAIVER OF JURY TRIAL	129
12.14	Press Releases and Related Matters	129
12.15	Reinstatement	129

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12.16	Advice of Counsel	129
12.17	No Strict Construction	130
12.18	Patriot Act Notice	130
12.19	Currency Equivalency Generally; Change of Currency	130
12.20	[Reserved]	130
12.21	Electronic Transmissions	130
12.22	Independence of Provisions	131
12.23	No Third Parties Benefited	131
12.24	Relationships between Lenders and Credit Parties	131
12.25	Intercreditor Agreements	131

13. GUARANTY		132

13.1	Guaranty	132
13.2	Waivers by Guarantors	132
13.3	Benefit of Guaranty	133
13.4	Subordination of Subrogation, Etc	133
13.5	Election of Remedies	133
13.6	Limitation	133
13.7	Contribution with Respect to Guaranty Obligations	134
13.8	Liability Cumulative	134
13.9	[Reserved]	135
13.10	Release of Guaranties	135

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INDEX OF APPENDICES

Annex A	—	Agent’s Wire Transfer Information
Annex B	—	Commitments as of Closing Date

Exhibit 1.1(a)	—	Form of Supplemental Guaranty
Exhibit 1.1(b)	—	Form of ABL Intercreditor Agreement
Exhibit 1.1(c)	—	Form of Compliance Certificate
Exhibit 1.1(d)	—	Form of Security Agreement
Exhibit 1.1(e)	—	Form of Pari Passu Intercreditor Agreement
Exhibit 1.1(f)	—	Form of Junior Intercreditor Agreement
Exhibit 1.1(g)	—	Form of Note
Exhibit 1.1(h)	—	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit 2.1(b)	—	Form of Notice of Borrowing
Exhibit 2.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 3.1	—	Form of Solvency Certificate
Exhibit 11.1(a)	—	Form of Assignment Agreement

Schedule A-1	—	Guarantors
Schedule 2.1	—	Agent’s Representatives
Schedule 4.2	—	Chief Executive Office, Jurisdiction of Organization; Principal Place of Business; Collateral Locations; FEIN
Schedule 4.6	—	Real Property and Leases
Schedule 4.7	—	Labor Matters
Schedule 4.8	—	Subsidiaries and Joint Ventures
Schedule 4.13	—	Litigation
Schedule 4.15	—	Intellectual Property
Schedule 4.17	—	Hazardous Materials
Schedule 6.10(b)	—	Material Real Property
Schedule 6.13	—	Unrestricted Subsidiaries
Schedule 6.14	—	Post-Closing Matters
Schedule 7.1	—	Indebtedness on the Closing Date

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SENIOR SECURED TERM LOAN CREDIT AGREEMENT

This SENIOR SECURED TERM LOAN CREDIT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of October 30, 2015, by and among XPO LOGISTICS, INC., a Delaware corporation (“Borrower”); the other Credit Parties from time to time signatory hereto; MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent and collateral agent for the Lenders (together, with any permitted successors in such capacity, “Agent”); and the Lenders signatory hereto from time to time.

RECITALS

WHEREAS, in connection with the Transactions, Borrower has requested that the Lenders extend credit to Borrower in the form of Loans in an aggregate principal amount not to exceed $1,600,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.

1.1 Definitions. For purposes of this Agreement:

“2019 Notes” means Borrower’s 7.875% Senior Notes due 2019 issued on August 25, 2014 and February 13, 2015 in an initial aggregate principal amount of $900,000,000.

“2019 Notes Indenture” means the Indenture dated as of August 25, 2014 among Borrower and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, under which the 2019 Notes were issued.

“2021 Notes” means Borrower’s 5.75% Senior Notes due 2021 issued on June 9, 2015 in an initial aggregate principal amount of €500,000,000.

“2022 Notes” means Borrower’s 6.50% Senior Notes due 2022 issued on June 9, 2015 in an initial aggregate principal amount of $1,600,000,000.

“2021/2022 Notes Indenture” means the Indenture dated as of June 9, 2015 among Borrower and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, The Bank of New York Mellon, London Branch as London paying agent and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg paying agent, under which the 2021 Notes and 2022 Notes were issued.

“2021/2022 Notes Offering Memorandum” means the “Offering Memorandum” (as defined in the 2021/2022 Notes Indenture).

“2021/2022 Notes Transactions” means the “Transactions” (as defined in the 2021/2022 Notes Indenture).

“ABL Agent” means MSSF, as administrative agent, and MSSF and JPMorgan Chase Bank, N.A. as co-collateral agents, in each case under the ABL Facility, and any successors thereto.

“ABL Assets” means (i) accounts (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Borrower and any Restricted Subsidiary, (ii) equipment (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Borrower and any Restricted Subsidiary and (iii) all railcars, chassis, trucks, trailers or tractors owned by Borrower and any Restricted Subsidiary.

“ABL Credit Agreement” means that certain Second Amended and Restated Revolving Loan Credit Agreement, dated as of October 30, 2015, among Borrower, MSSF, as administrative agent, and the other parties thereto.

“ABL Facility” means the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date among Agent, the ABL Agent and the Credit Parties, substantially in the form of Exhibit 1.1(b), as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the ABL Agent, Agent and the Credit Parties on terms that are not less favorable in any material respect to the Secured Parties than those contained in the form attached as Exhibit 1.1(b).

“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.16; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of Agent (such approval not to be unreasonably withheld or delayed), in each case to the extent any such consent would be required from Agent under Section 11.1(a)(iv) for an assignment of Loans to such Additional Lender.

“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.

“Affected Lender” has the meaning ascribed to it in Section 2.14(d).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning ascribed to it in Section 7.5(a).

“Agent” has the meaning ascribed to it in the preamble to this Agreement.

“Agreement” has the meaning given to such term in the preamble hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees (and similar yield related discounts, deducts or payments), a LIBOR Rate floor or Base Rate floor greater than 1.0% per annum or 2.0% per annum, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin), or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness that are not shared with the lenders providing such Indebtedness.

“Allocable Amount” has the meaning ascribed to it in Section 13.7(b).

“Applicable Margin” shall mean for any day with respect to (i) any LIBOR Loan, 4.50% per annum and (ii) any Base Rate Loan, 3.50% per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in revolving commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Sale/Leaseback Transactions) outside the ordinary course of business of Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, surplus, uneconomic, negligible or worn out property or equipment in the ordinary course of business (including the abandonment of any intellectual property or surrender or transfer for no consideration) or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;

(b) the disposition of all or substantially all of the assets of Borrower or any Guarantor in a manner permitted pursuant to Section 7.8 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.2;

(d) any disposition of assets of Borrower or any Restricted Subsidiary or issuance or sale of Equity Interests of Borrower or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by Borrower) of less than $55.0 million;

(e) any disposition of property or assets, or the sale or issuance of securities, by Borrower or a Restricted Subsidiary to Borrower or a Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may dispose of any Equity Interests or any Principal Property to a Con-way Subsidiary pursuant to this clause (e) if such disposition would cause such Equity Interests or such Principal Property to be Excluded Property, unless Borrower agrees that such property will not constitute Excluded Property;

(f) any disposition of the Capital Stock of any joint venture to the extent required by the terms of customary buy-sell type arrangements entered into in connection with the formation of such joint venture;

(g) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(h) foreclosure or any similar action with respect to any property or other asset of Borrower or any of its Restricted Subsidiaries;

(i) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) any sale of inventory or other assets in the ordinary course of business;

(l) any grant in the ordinary course of business of any license or sublicense of patents, trademarks, know-how or any other intellectual property;

(m) any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(n) a transfer of assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein), including by a Securitization Subsidiary in a Qualified Securitization Financing;

(o) (i) any financing transaction with respect to property built or acquired by Borrower or any Restricted Subsidiary after the Closing Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement, and (ii) any Sale/Leaseback Transactions consummated with respect to Railcars that Borrower or any of its Restricted Subsidiaries acquires from the original lessor thereof in connection with the termination of the related lease and with the intent of refinancing such Railcars under a new Sale/Leaseback Transaction;

(p) dispositions in connection with Permitted Liens;

(q) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t) making Chassis, containers and Railcars available, on a non-exclusive basis, to third parties in accordance with the UIIA and the Interchange System, as the case may be, in the ordinary course of business consistent with past practices and undertaken in good faith;

(u) if and for so long as the Capital Stock of Con-way constitutes “margin stock” within the meaning of Regulation U, any dispositions of such Capital Stock to the extent the value of such Capital Stock, together with the value of all other margin stock held by Borrower and its Subsidiaries, exceeds 25% of the total value of their assets subject to Section 7.4; and

(v) any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by Foreign Subsidiaries on arm’s-length terms;

(w) dispositions of real property (i) for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments, or (y) granting easements, rights of way or access and egress agreements, or (ii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Credit Party’s business, in each case which does not materially interfere with the business conducted on such real property; and

(x) if and for so long as the Capital Stock of Con-way constitutes “margin stock” within the meaning of Regulation U, dispositions of such Capital Stock to the extent that the value of such Capital Stock, together with the value of all other margin stock held by Borrower and its Subsidiaries, exceeds 25% of the total value of their assets.

“Assignment Agreement” has the meaning ascribed to it in Section 11.1(a)(i).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Law” means the Bankruptcy Code or any similar Federal or state law for the relief of debtors.

“Base Rate” means, for any day, a floating rate equal to the highest of (i) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, Agent shall choose (in a manner consistent with its choice under similar credit agreements in respect of which Agent is acting as administrative agent) a reasonably comparable index or source to use as the basis for the Prime Lending Rate, (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) LIBOR Rate for a LIBOR Period of one-month beginning on such day plus 1.00%. In no event shall the Base Rate be less than 0.00%. Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.

“Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable with respect to Base Rate Loans, as determined in accordance with the definition of Applicable Margin.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” has the meaning ascribed to it in the preamble.

“Borrower Materials” has the meaning ascribed to it in Section 10.13(a).

“Borrower Workspace” has the meaning ascribed to it in Section 10.13(a).

“Borrowing Base” means the sum of (i) 85% of the book value of accounts (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Borrower and any Restricted Subsidiary, (ii) the lesser of (A) 65% of the cost of, or (B) 85% of the net orderly liquidation value of, the equipment (as defined in the Uniform Commercial Code or the PPSA or any similar legislation) of Borrower and any Restricted Subsidiary and (iii) the lesser of (A) 80% of the net book value of, or (B) 65% of the net orderly liquidation value of, all railcars, chassis, trucks, trailers or tractors owned by Borrower and any Restricted Subsidiary.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, and in reference to LIBOR Loans means any such day that is also a LIBOR Business Day.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP;

provided that obligations of Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Borrower and the Restricted Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) Dollars, pounds sterling, euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies held by Borrower or a Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“cash management services” means cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Casualty Event” means any event that gives rise to the receipt by Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” has the meaning ascribed to it in the definition of “Environmental Laws”.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Capital Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower or (b) a majority of the members of the Board of Directors of Borrower do not constitute Continuing Directors.

“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Obligations hereunder, (b) the Collateral, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chassis” means any intermodal chassis owned by Borrower or any Restricted Subsidiary consisting of steel frames with rubber tires and employed in the conduct of such Person’s business to transport containers over highways.

“Closing Date” means October 30, 2015.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or

Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “Code” means the Uniform Commercial Code in such other State.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor in or upon which a Lien is granted by such Person in favor of Agent under any of the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, the Memorandum of Security Agreement(s) and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations hereunder.

“Commitments” means, collectively, the aggregate Commitments of the Lenders, and the term “Commitment” with respect to an individual Lender means such Lender’s commitment to make Loans to Borrower in accordance with the terms of this Agreement. The Commitments of each Lender and the aggregate Commitments of all Lenders on the Closing Date are set forth on Annex B.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 1.1(c) and which certificate shall in any event be a certificate of a Financial Officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) in the case of Financial Statements delivered under Section 5.1(c), setting forth reasonably detailed calculations, beginning with the financial statements for the Fiscal Year of Borrower ending December 31, 2016, of Excess Cash Flow for such fiscal year and (c) in the case of Financial Statements delivered under Section 5.1(c), setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of, Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale subject to prepayment pursuant to Section 2.3(b)(ii)(A) and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.3(b)(ii)(B).

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, the EBITDA of Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of Fixed Charge Coverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Securitization Financing which are payable to Persons other than Borrower and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;

(2) any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions, the Norbert Transactions or the 2021/2022 Notes Transactions, in each case, shall be excluded;

(3) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(4) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(5) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Borrower) shall be excluded;

(7) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8) (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such Period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);

(9) solely for the purpose of determining the amount available for Restricted Payments under clause (2) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(10) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.2(b)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(11) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;

(12) any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(13) any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;

(14) accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(15) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17) (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and

(18) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 7.2 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Section 7.2 pursuant to clauses (5) and (6) of the definition of “Cumulative Credit.”

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated

Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made (the “Consolidated Secured Net Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that, for purposes of clause 6(B) of the definition of “Permitted Lien”, Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, solely for purposes of clause 6(B) of the definition of “Permitted Lien”, Borrower shall deem all or such portion of such commitment as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments are no longer outstanding, or until Borrower elects to withdraw such election.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Consolidated Secured Net Leverage Ratio arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period. Notwithstanding anything to the contrary in this definition, for the purpose of determining the ECF Percentage, pro forma effect shall not be given to events occurring after the period for which Consolidated Secured Net Leverage is being calculated.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means (a) any member of the Board of Directors who was a director of Borrower on the Closing Date and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by Jacobs Private Equity, LLC (or any Affiliate thereof) or a majority of the Continuing Directors.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Con-way” means Con-way Inc., a Delaware corporation.

“Con-way Acquisition” means the acquisition by Borrower, directly or indirectly, of all of the outstanding capital stock of Con-way in accordance with the Con-way Acquisition Agreement.

“Con-way Acquisition Agreement” means that certain Agreement and Plan of Merger by and among Borrower, Con-way and Canada Merger Corp., dated as of September 9, 2015, together with all exhibits, annexes and schedules thereto, as amended or modified from time to time.

“Con-way Acquisition Agreement Representations” means the representations made by or on behalf of Con-way and its Subsidiaries in the Con-way Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Borrower has (or an Affiliate of it has) the right to terminate (or not perform) its obligations under the Con-way Acquisition Agreement as a result of a breach of such representations in the Con-way Acquisition Agreement.

“Con-way Bridge Agent” means MSSF, as administrative agent and collateral agent, in each case under the Con-way Bridge Facility.

“Con-way Bridge Credit Agreement” means that certain credit agreement which may be entered into pursuant to that certain Second Amended and Restated Commitment Letter, dated October 29, 2015, among Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, HSBC Securities (USA) Inc., HSBC Bank USA, N.A., Credit Agricole Corporate and Investment Bank, and Borrower; provided that the aggregate principal amount of loans Borrower may incur and shall remain outstanding under the Con-way Bridge Credit Agreement shall not exceed $445,000,000 at any time. For the avoidance of doubt, the Con-way Bridge Credit Agreement may or may not be entered into in Borrower’s discretion.

“Con-way Bridge Facility” means the senior secured bridge credit facility under the Con-way Bridge Credit Agreement.

“Con-way Existing Indebtedness” means (i) Indebtedness under the Con-way 2018 Notes and (ii) Indebtedness under Conway’s 6.70% Senior Debentures due 2034.

“Con-way Material Adverse Effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence (each, an “Effect”) that, when considered individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on (x) the ability of Con-way to timely perform its obligations under, and consummate the transactions contemplated by, the Con-way Acquisition Agreement (for purposes of this definition, together with the Offer and the Merger (for purposes of this definition, as each such term is defined in the Con-way Acquisition Agreement as in effect on September 9, 2015), the “Transactions” provided that, the

Transactions, for purposes of Con-way’s representations and warranties contained in the Con-way Acquisition Agreement, shall not include the Financing (for purposes of this definition, as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015)) or (y) the business, condition (financial or otherwise) or results of operations of Con-way and its Subsidiaries (for purposes of this definition, as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015), taken as a whole; provided that no change or development resulting from or arising out of any of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Con-way Material Adverse Effect under clause (y):

(a)	changes or developments in economic conditions generally in the United States or other countries in which Con-way or any of its Subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest or exchange rates or (3) the effect of any potential or actual government shutdown, except to the extent such changes or developments have a disproportionate effect on Con-way and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Con-way and its Subsidiaries operate;

(b)	changes or developments in or affecting the industry or industries in which Con-way or any of its Subsidiaries operate (including such changes or developments resulting from general economic conditions), except to the extent that such changes or developments have a disproportionate effect on Con-way and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Con-way and its Subsidiaries operate;

(c)	the announcement of the Con-way Acquisition Agreement and the Transactions, including changes, developments, effects or events as a result of the identification of Parent (for purposes of this definition, as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015) or any of its Affiliates (for purposes of this definition, as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015) as the acquirer of Con-way;

(d)	changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters), including any material worsening of such conditions threatened or existing on the date of the Con-way Acquisition Agreement, except to the extent that they have a disproportionate effect on Con-way and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Con-way and its Subsidiaries operate;

(e)	changes or developments after September 9, 2015 in applicable Laws ((for purposes of this definition, as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015) or the definitive interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on Con-way and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Con-way and its Subsidiaries operate;

(f)	changes or developments after September 9, 2015 in generally accepted accounting principles in the United States or any foreign equivalents thereof or the interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on Con-way and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which Con-way and its Subsidiaries operate;

(g)	any failure by Con-way to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such failure has resulted in, or contributed to, a Con-way Material Adverse Effect; and

(h)	a decline in the price or trading volume of Con-way’s common stock or any change in the ratings or ratings outlook for Con-way or any of its Subsidiaries; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such decline or change has resulted in, or contributed to, a Con-way Material Adverse Effect.

“Con-way Merger” means the merger of Canada Merger Corp., a wholly owned subsidiary of Borrower, with and into Con-way pursuant to Section 251(h) of the Delaware General Corporation Law, with Con-way surviving such merger as a wholly owned subsidiary of Borrower in accordance with the Con-way Acquisition Agreement.

“Con-way Specified Representations” means the representations and warranties of Borrower (solely as and to the extent they relate to Borrower or any Guarantor (and not as they may relate to any other Subsidiary of Borrower or any other Person)) set forth in (a) Section 4.1(a) (solely as it relates to organization and existence); (b) clause (a), (b), (c) and (solely with respect to Indebtedness for borrowed money in excess of $100,000,000) (e) of the first sentence of Section 4.3; (c) the second sentence of Section 4.3; (d) Section 4.9; (e) Section 4.10; (f) the first sentence of Section 4.21; (g) the second sentence of Section 4.21 (solely as it relates to the perfection of security interests in any Collateral the security interest in which may be perfected by (i) the filing of a UCC financing statement or (ii) the delivery of stock certificates of each Guarantor and each material wholly owned domestic restricted subsidiary (other than any Guarantor or subsidiary which is a subsidiary of Con-way)); (h) Section 4.23; (i) Section 4.24; and (j) Section 4.27.

“Con-Way Subsidiary” means any direct or indirect Subsidiary of Con-way.

“Copyrights” has the meaning specified in the Security Agreement.

“Credit Parties” means Borrower and each Guarantor.

“Cumulative Credit” means the sum of (without duplication):

(1) $450 million, plus

(2) 50% of the Consolidated Net Income of Borrower for the period (taken as one accounting period) from the first day of the first full Fiscal Quarter commencing after the Closing Date to the end of Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(3) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash, received by Borrower after the Closing Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)) from the issue or sale of Equity Interests of Borrower or any direct or indirect parent entity of Borrower (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to Borrower or a Restricted Subsidiary), plus

(4) 100% of the aggregate amount of contributions to the capital of Borrower received in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.1(b)(xiii)), plus

(5) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower (provided, in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(6) 100% of the aggregate amount received by Borrower or any Restricted Subsidiary after the Closing Date in cash and the Fair Market Value (as determined in good faith by Borrower) of property other than cash received by Borrower or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to Borrower or a Restricted Subsidiary) of Restricted Investments made by Borrower and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Borrower and the Restricted Subsidiaries by any Person (other than Borrower or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.2(b)(vii)),

(B) the sale (other than to Borrower or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(7) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into Borrower or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by Borrower) of the Investment of Borrower or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such Investment shall exceed $62.5 million, shall be determined by the Board of Directors of Borrower) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.2(b)(vii)) or constituted a Permitted Investment).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Cash Equivalents) of Borrower and its Restricted Subsidiaries at such time.

“Current Liabilities” shall mean, at any time, (a) the consolidated current liabilities of Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, the current portion of any long-term Indebtedness and (b) revolving loans, swingline loans and letter of credit obligations under the ABL Credit Agreement or any other revolving credit facility.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund all or any portion of its Loans on the date such Loans were required to be funded hereunder, (b) has notified Borrower and Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its funding obligation hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Agent in a written notice of such determination, which shall be delivered by Agent to Borrower and each other Lender promptly following such determination.

“Default Rate” has the meaning ascribed to it in Section 2.5(d).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by Borrower) of non-cash consideration received by Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Borrower or any direct or indirect parent of Borrower (other than Disqualified Stock), that is issued for cash (other than to Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“disposition” has the meaning set forth in the definition of Asset Sale (and “dispose” shall have a correlative meaning).

“Disqualified Institution” means (i) any Person identified by name in writing to Agent and as a Disqualified Institution on or prior to the Closing Date and (ii) a competitor of Borrower or its Subsidiaries identified by name in writing to Agent as Disqualified Institutions prior to the Closing Date and any other Person identified by name in writing to Agent after the Closing Date to the extent such Person becomes a direct competitor of Borrower or its Subsidiaries, which designations shall be promptly provided by Agent to the Lenders and shall become effective two days after delivery of each such written supplement to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a “competitor” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial revolving loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor, and for which no personnel involved with the investment of such competitor thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Credit Parties or any entity that forms a part of the Credit Parties’ business (including their Subsidiaries).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the earlier of the Latest Maturity Date or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dodd-Frank Act” has the meaning ascribed to it in Section 2.14(e).

“Dollars” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“ECF Percentage” has the meaning set forth in Section 2.3(b)(i).

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges and costs of surety bonds in connection with financing activities; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-Cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, the Norbert Transactions, the 2021/2022 Notes Transactions or the ABL Facility, (ii) any amendment or other modification of the 2021 Notes, 2022 Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing; plus

(6) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7) the amount of loss or discount on sale of assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(8) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Borrower or any Guarantor or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(9) the amount of net cost savings, operating improvements or synergies projected by Borrower in good faith to be realized within twelve months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in “Fixed Charge Coverage Ratio”) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount added to EBITDA pursuant to this clause (9) shall not exceed 20% of EBITDA for such period (determined after giving effect to such adjustments); and

less, without duplication, to the extent the same increased Consolidated Net Income,

(10) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Agent.

“Eligible Assignee” means (a) a Lender, (b) a commercial or investment bank, insurance company, finance company, financial institution, any fund that invests in loans, (c) any Affiliate of a Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) Borrower, any Subsidiary or any Affiliate thereof.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and any and all regulations promulgated thereunder, and all analogous federal, state, provincial, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means, with respect to any Person, all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws for conducting the operations of such Person.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the termination of a Title IV Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA or a determination that a Multiemployer Plan is in “endangered” or “critical” status under the meaning of Section 432 of the IRC or Section 304 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; or (i) the termination of a Plan described in Section 4064 of ERISA; (k) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (l) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA; (m) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA); (n) the imposition of liability on any Credit Party or any ERISA Affiliate due to the cessation of operations at a facility under the circumstances described in Section 4062(e) of ERISA, (o) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.

“ERISA Lien” has the meaning ascribed to it in Section 6.11.

“E-Signature” means the process of attaching to, or logically associating with, an Electronic Transmission, an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning ascribed to it in Section 9.1.

“Excess Cash Flow” shall mean, for any Fiscal Year of Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such Fiscal Year, (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year and (iii) the amount relating to items that were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent such items represented cash received by Borrower or any Restricted Subsidiary or did not represent cash paid by Borrower or any Restricted Subsidiary, in each case during such Fiscal Year over (b) the sum, without duplication, of:

(i) Consolidated Taxes payable in cash by Borrower and its Restricted Subsidiaries with respect to such Fiscal Year;

(ii) Fixed Charges for such Fiscal Year to the extent paid in cash;

(iii) permanent repayments or prepayments of Indebtedness (other than prepayments of Loans under Section 2.3 and prepayment of the ABL Credit Agreement or other revolving credit facilities), including any premium, make-whole or penalty payments related thereto, made in cash by Borrower and its Subsidiaries during such Fiscal Year from Internally Generated Cash Flow;

(iv) without duplication of amounts deducted pursuant to clause (v) in prior Fiscal Years, the amount of Capital Expenditures and any business acquisitions that constitute Permitted Investments made during such period to the extent financed with Internally Generated Cash Flow;

(v) without duplication of amounts deducted from Excess Cash Flow in prior Fiscal Years, the aggregate consideration required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into during such Fiscal Year relating to Capital Expenditures or any business acquisition that constitutes a Permitted Investment to be consummated or made during the period of four consecutive Fiscal Quarters of Borrower following the end of such Fiscal Year and intended to be financed with Internally Generated Cash Flow; provided that to the extent the aggregate amount utilized to finance such Capital Expenditure or acquisition during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters;

(vi) cash used to pay deferred acquisition consideration (including earn-outs), except to the extent such cash is from proceeds of Internally Generated Cash Flow;

(vii) cash expenditures in respect of Hedging Obligations during such period to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;

(viii) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year;

(ix) the amount relating to items that were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow on accrual thereof in a prior Fiscal Year) by Borrower and its Restricted Subsidiaries or did not represent cash received by Borrower and its subsidiaries, in each case on a consolidated basis during such Fiscal Year;

(x) cash payments by Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Borrower and its Restricted Subsidiaries other than Indebtedness;

(xi) the aggregate amount of expenditures actually made by Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period; and

(xii) cash payments by Borrower and its Restricted Subsidiaries during such period in respect of non-cash charges included in the calculation of Consolidated Net Income in any prior period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means, at any time the Cash and Cash Equivalents received by Borrower after the Closing Date from::

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate.

“Excluded Principal Property” means (a) any Principal Property, (b) any shares of capital stock or Indebtedness (as defined in either or both of the Existing Con-way Indentures) of any Restricted Subsidiary (as defined in either or both of the Existing Con-way Indentures) or (c) any other assets or property owned by Con-way or any Restricted Subsidiary (as defined in either or both of the Existing Con-way Indentures) to the extent, in the case of this clause (c), that the existence of liens on such assets or property in favor of the Lenders as security for the Obligations owing under this Agreement would result in the breach of, or require the equal and ratable securing of, all or any portion of the Con-way Existing Indebtedness; provided that the Borrower may, in its sole discretion, elect to designate any property which is an Excluded Principal Property as not being an Excluded Principal Property.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means (a) each Domestic Subsidiary that is prohibited from guaranteeing the Obligations hereunder by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee the Obligations hereunder (unless such consent, approval, license or authorization has been received), (b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations hereunder on the Closing Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than equity interests of one or more Foreign Subsidiaries or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary, (d) any Foreign Subsidiary, (e) any Securitization Subsidiary, (f) any CFC, (g) any Unrestricted Subsidiary, any non-Wholly-Owned Subsidiary, (h) any Subsidiary that is a captive insurance company and (i) any not-for profit Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to any law in effect on the date such Lender becomes a party to this Agreement (other than as an assignee pursuant to a request by Borrower under Section 2.14(d)) or designates a new lending office (unless such designation is at the request of Borrower under Section 2.14(g)), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means that certain Amended and Restated Revolving Loan Credit Agreement, dated as of April 1, 2014, among Borrower, MSSF, as administrative agent, and the other parties thereto (as amended prior to the date of this Agreement).

“Existing Con-way Indentures” means (i) that certain Indenture, dated December 27, 2007, between Con-way, as issuer, and The Bank of New York Trust Company, N.A., as trustee, in the case of Con-way’s 7.25% Senior Notes due 2018, and (ii) that certain Indenture, dated as of March 8, 2000, between CNF Transportation, Inc., as issuer, and Bank One Trust Company, National Association, as trustee, in the case of Con-way’s 6.70% Senior Debentures due 2034.

“Extended Loans” has the meaning specified in Section 2.17(a).

“Extending Lender” has the meaning specified in Section 2.17(c).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(d).

“Extension Offer” has the meaning specified in Section 2.17(a).

“Facility” means the credit facility provided by the Lenders pursuant to Section 2.1 under this Agreement.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreements implementing the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, a floating rate equal to (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its reasonable discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees and other amounts payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Officer” means, with respect to any of Borrower or its Subsidiaries, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 4.4 and Section 5.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of any Qualified Securitization Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness pertaining to a Limited Condition Acquisition as being Incurred at the time the acquisition agreement or other similar agreement pertaining to such Limited Condition Acquisition is entered into, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

To the (i) extent Borrower elects pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred in connection with a Limited Condition Acquisition as described in the preceding paragraph or (ii) Borrower or any Restricted Subsidiary elects to treat Indebtedness as having been Incurred prior to the actual Incurrence thereof pursuant to Section 7.1(c)(3), Borrower shall deem all or such portion of such commitment or such Indebtedness, as applicable, as having been Incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which Borrower makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Borrower or any Restricted Subsidiary since the beginning of such period shall have made consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Fixed Charge Coverage Ratio (or of Consolidated EBITDA) arising from any pro forma event and made in accordance with this paragraph and the paragraph immediately above shall not be subject to the 20% cap set forth in clause (9) of the definition of “EBITDA”.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Borrower may designate.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flood Insurance Laws” means the National Flood Insurance Reform Act of 1994 and related or successor legislation (including the regulations of the Board of Governors of the Federal Reserve System of the United States).

“Flood Hazard Property” has the meaning specified in Section 6.10(b)(iv).

“Foreign Disposition” has the meaning specified in Section 2.3(b)(v).

“Foreign Lender” has the meaning ascribed thereto in Section 2.13(d).

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or established under the laws of the United States of America, any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary” hereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” any federal, state, provincial or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor Payment” has the meaning ascribed to it in Section 13.7(a).

“Guarantors” means any Subsidiary of Borrower that guarantees the Obligations hereunder by executing this Agreement or a supplemental guarantee in the form of Exhibit 1.1(a) attached hereto; provided that (i) upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor and (ii) notwithstanding anything to the contrary in any Loan Document, in no event shall an Excluded Subsidiary be a Guarantor.

“Guaranty” means the guarantee of the Obligations of Borrower hereunder by the Guarantors in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement.

“Hazardous Material” means any substance, material or waste that is regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or words of similar import under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, toxic mold, mycotoxins, toxic microbial matter (naturally occurring or otherwise), infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties.

“Hedge Bank” means (a) any Person counterparty to a Swap Contract who is (or at the time such Swap Contract was entered into, was) a Lender, an Agent or an Affiliate of any thereof, (b) any Person counterparty to a Swap Contract who was, at the time such Swap Contract was entered into, a lender or agent or Affiliate of any thereof under and pursuant to the Existing ABL Credit Agreement, and (c) any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be an Agent or a Lender, as the case may be.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Impacted Lender” means any Lender that fails to promptly provide Borrower or Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Defaulting Lender.

“Increased Amount” has the meaning ascribed to it in Section 7.7(d).

“Incremental Amendment” has the meaning specified in Section 2.15(d).

“Incremental Commitment” means a Person’s commitment to make an Incremental Loan to Borrower pursuant to an Incremental Amendment.

“Incremental Lender” has the meaning specified in Section 2.15(c).

“Incremental Loans” has the meaning specified in Section 2.15(a).

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” means, with respect to any Person:

(1) the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of Qualified Securitization Financing; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Borrower or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Person” has the meaning ascribed to in Section 2.11.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning ascribed to it in Section 12.8.

“Insolvency Law” means the Bankruptcy Code, as now and hereafter in effect, any successors to such statute and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of Agent, on behalf of itself and Lenders, by each Credit Party signatory thereto, as amended from time to time.

“Interchange System” means that certain rail interchange system governed by the Code of Car Service Rules/Code of Car Hire Rules contained in AAR Circular OT-10 as promulgated in the Official Railway Equipment Register, as in effect from time to time, or any successor thereto.

“Intercreditor Agreement” has the meaning specified in Section 10.15.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter to occur while such Loan is outstanding and the Maturity Date and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period and the Maturity Date; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period.

“Internally Generated Cash Flow” means any cash of Borrower and its Restricted Subsidiaries that is not generated from a sale or disposition of assets outside the ordinary course of business, a casualty or condemnation event, an incurrence of Indebtedness or an issuance of Equity Interests.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Borrower and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.2:

(1) “Investments” shall include the portion (proportionate to Borrower’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) its “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Borrower.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by Borrower or a Subsidiary thereof but which is not a Wholly-Owned Subsidiary and which is engaged in a business that is similar to or complementary with the business of Borrower and its Subsidiaries as permitted under this Agreement.

“Junior Intercreditor Agreement” means the intercreditor agreement to be entered into among Agent, the Con-way Bridge Agent (if the Con-way Bridge Credit Agreement has been entered into and is effective), the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is junior to the Lien of the Secured Parties, and the Credit Parties, substantially in the form of Exhibit 1.1(f) hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Lead Arrangers” means Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Credit Agricole Securities (USA) Inc., each in its capacities as a Joint Lead Arranger and Joint Bookrunner.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or, pursuant to an Incremental Amendment or Refinancing Amendment, becomes an Additional Lender, or (b) from time to time becomes a party hereto by execution of an Assignment Agreement.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Margin” means the per annum interest rate margin from time to time in effect and payable with respect to LIBOR Loans, as determined in accordance with the definition of Applicable Margin.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, three or six months (and if available to all Lenders, twelve months) thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 2.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month, in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end on such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month; and

(d) Borrower shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the London interbank offered rate, for any LIBOR Period with respect to a LIBOR Loan, and displayed on the appropriate page of the Reuters screen (or on any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to those currently provided on Reuters screen, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) for deposits in Dollars (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period two Business Days prior to the commencement of such LIBOR Period (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates), or, if for any reason such rate is not available, the rate at which Dollar deposits for a maturity comparable to such LIBOR Period that would be offered to Agent by major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such LIBOR Period; divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

In no event shall the LIBOR Rate be less than 1.0%.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by one or more of Borrower and its Restricted Subsidiaries of any Person or any business or line of business or division of any Person, permitted by this Agreement and which is designated as a Limited Condition Acquisition by Borrower or such Restricted Subsidiary in writing to Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Litigation” has the meaning ascribed to it in Section 4.13.

“Loan Documents” means this Agreement, the Guaranties, the Intercreditor Agreements, the Collateral Documents and all other agreements, instruments, and documents executed and delivered to, or in favor of, Agent, or any Lenders pertaining to any Obligation hereunder and including all other powers of attorney, consents and assignments. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to Borrower pursuant to Section 2.1(a).

“Material Adverse Effect” means, a material adverse effect on (x) the business, financial condition, operations or properties of Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, (y) the ability of Borrower or the other Credit Parties to perform their payment obligations under the Loan Documents when due, and (z) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent and the Lenders under any of the Loan Documents.

“Material Real Property” means any owned Real Property located in the United States (excluding, for the avoidance of doubt, any territory thereof) that is owned in fee simple by Borrower or a Guarantor and has an individual fair market value in excess of $15,000,000, other than any Real Property which is an Excluded Principal Property or which is Excluded Property.

“Maturity Date” means the date that is six years after the Closing Date, provided that if such date is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.5(f).

“Memorandum of Security Agreement” means one or more Memorandum of Security Agreement, dated as of the Closing Date (and after the Closing Date with respect to any Railcars acquired after the Closing Date), executed by the Credit Parties that own any Railcars, in each case, in favor of Agent and in form and substance reasonably satisfactory to Agent and in any event in customary form and including such documents, including any required transmittal letter, for recording such Memorandum of Security Agreement with Surface Transportation Board pursuant to the provisions of 49 USC §11301 and 49 CFR §1177.

“MNPI” means information that is (a) not publicly available with respect to Borrower (or any Subsidiary of Borrower, as the case may be) and (b) material with respect to Borrower (or its Subsidiaries) or their securities for purpose of United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Credit Parties in favor or for the benefit of Agent on behalf of the Lenders in form and substance which (i) is consistent with the terms and provisions of this Agreement, (ii) provides for automatic release to the extent the real property subject to the Mortgage is or becomes an Excluded Principal Property or which is Excluded Property, or if the Lien created thereby is of the type described in Section 6.10(c)(D), and (iii) is otherwise reasonably satisfactory to Agent executed and delivered pursuant to Section 6.10 or 6.14.

“Mortgage Policies” has the meaning specified in Section 6.10(b)(ii).

“MSSF” has the meaning ascribed to it in the preamble.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means

(a) with respect to any Prepayment Disposition, the aggregate cash proceeds received by Borrower or any Restricted Subsidiary in respect of such Prepayment Disposition (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in such Prepayment Disposition and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Prepayment Disposition and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or reasonably estimated by Borrower to be payable as a result thereof (including Tax Distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than the Loans and other Indebtedness (other than the Con-way Bridge Facility, it being understood and agreed that Borrower may apply the cash proceeds of any Prepayment Disposition to the repayment of the Con-way Bridge Facility prior to making any repayment of the Obligations hereunder with such cash proceeds, and that any cash proceeds so applied shall not constitute Net Proceeds) secured on a pari passu or junior lien basis with the Liens securing the Obligations under this Agreement) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Borrower and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Borrower and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that (i) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any Fiscal Year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (a) in such Fiscal Year shall exceed $200,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (ii) net cash proceeds from the sale or other disposition of any ABL Assets (including any indirect sale or other disposition occurring by reason of the indirect sale or other disposition of the person that holds such ABL Assets) shall not constitute Net Proceeds to the extent that such net cash proceeds are be applied in payment of any obligations under the ABL Credit Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify the ABL Credit Agreement); and

(b) with respect to the incurrence of Indebtedness, the aggregate cash proceeds received by Borrower or any Restricted Subsidiary in respect of the incurrence of such Indebtedness, net of the direct costs of such incurrence (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions).

To the extent Net Proceeds of any Prepayment Disposition are received by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Net Proceeds of such Prepayment Disposition shall be deemed to be an amount equal to the gross Net Proceeds of such Prepayment Disposition, multiplied by a fraction equal to Borrower’s percentage of ownership of the economic interests in the equity interests of the Restricted Subsidiary.

“Non-Consenting Lender” has the meaning ascribed to it in Section 12.2(d).

“Non-Con-way Subsidiary” means any Subsidiary of Borrower that is not a Con-way Subsidiary.

“Norbert” means Norbert Dentressangle S.A., a French public limited company (société anonyme).

“Norbert Acquisition” means the acquisition by Borrower, directly or indirectly, of up to 100% of the outstanding capital stock of Norbert pursuant to (a) the Norbert Private Sale and (b) the Norbert Offer and (c) market purchases or any other purchase of shares not sold in the Norbert Offer or the Norbert Private Sale.

“Norbert Acquisition Agreement” means that certain Share Purchase Agreement among Dentressangle Initiatives, Mr. Norbert Dentressangle, Mrs. Evelyne Dentressangle, Mr. Pierre-Henri Dentressangle, Ms. Marine Dentressangle and Borrower, dated as of April 28, 2015, together with all exhibits, annexes and schedules thereto.

“Norbert Bridge Credit Agreement” means that certain Senior Unsecured Bridge Term Loan Credit Agreement, dated as of April 28, 2015, by and among Borrower, certain subsidiaries of Borrower, MSSF, as administrative agent, and the other parties thereto, including all exhibits, annexes and schedules thereto.

“Norbert Private Sale” means the sale of 6,561,776 ordinary shares, nominal value €2, of Norbert acquired by Borrower pursuant to the Norbert Acquisition Agreement.

“Norbert Offer” means the mandatory public takeover offer made or to be made by Borrower pursuant to the General Regulation of the French Autorité des marches financiers and in accordance with the Norbert Offer Agreement.

“Norbert Offer Agreement” means the Tender Offer Agreement between Borrower and Norbert, dated as of April 28, 2015, together with all exhibits, annexes and schedules thereto.

“Norbert Refinancing Indebtedness” means Indebtedness incurred at Norbert or any of its Subsidiaries and incurred to refund, refinance, replace, renew, extend or defease any Indebtedness of Norbert or any of its Subsidiaries, and any Indebtedness incurred at Norbert or any of its Subsidiaries issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, in an amount not to exceed the principal amount of such Indebtedness plus additional Indebtedness incurred to pay make-wholes, premiums, accrued interest, defeasance costs and fees and related costs and expenses in connection therewith.

“Norbert Transactions” means (a) the consummation of the Norbert Acquisition (including the Norbert Private Sale and the Norbert Offer) and transactions contemplated thereby and in connection therewith, (b) the execution, delivery and performance of the Norbert Bridge Credit Agreement, (c) Borrower’s or any of its Subsidiaries’ incurrence, replacement, redemption, repayment, defeasance, discharge or refinancing of indebtedness or liens in connection with the Norbert Acquisition, including the incurrence of any Norbert Refinancing Indebtedness, (d) the amendment of the Existing ABL Credit Agreement pursuant to Amendment No. 2 thereto and (e) the payment of fees and expenses in connection with the foregoing.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender hereunder, substantially in the form of Exhibit 1.1(g).

“Notice of Borrowing” has the meaning ascribed to it in Section 2.1(b).

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 2.5(e).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement, any of the other Loan Documents, or any Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party). This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Secured Hedging Obligations (other than with respect to any Credit Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement, any of the other Loan Documents, or any Secured Hedge Agreements.

“OFAC” has the meaning ascribed to it in Section 4.23.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Agreement.

“Opinion of Counsel” means, with respect to any Person, a written opinion acceptable to Agent, from legal counsel. The counsel may be an employee of or counsel to such Person.

“Other Applicable Indebtedness” has the meaning specified in Section 2.3(b)(ii).

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender” has the meaning ascribed to it in Section 2.1(g).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(d)).

“Pari Passu Intercreditor Agreement” means the intercreditor agreement to be entered into among Agent, the Con-way Bridge Agent (if the Con-way Bridge Credit Agreement has been entered into and is effective), the Senior Representative of any Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited by this Agreement and is pari passu to the Lien of the Secured Parties, and the Credit Parties, substantially in the form of Exhibit 1.1(e) hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the foregoing on terms that are reasonably acceptable to Agent and Borrower.

“Participant Register” has the meaning ascribed to it in Section 11.1(c).

“Patents” has the meaning specified in the Security Agreement.

“Patriot Act” has the meaning ascribed to it in Section 4.24.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Holders” means Jacobs Private Equity, LLC and each of its Affiliates, Bradley Jacobs (“Jacobs”), any entity controlled by Jacobs, Jacobs’ wife, Jacobs’ children and other lineal descendants and trusts established for the benefit of any of the foregoing.

“Permitted Investments” means:

(1) any Investment in Borrower or any Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may make an Investment in a Con-way Subsidiary by transferring any Equity Interests or any Principal Property to such Con-way Subsidiary in reliance on this clause (1) if such Investment would cause such Equity Interests or Principal Property so invested to be Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Principal Property;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary; provided that no Credit Party that is a Non-Con-way Subsidiary may make an Investment in a Con-way Subsidiary by transferring any Equity Interests or any Principal Property to such Con-way Subsidiary in reliance on this clause (3) if such Investment would cause such Equity Interests or Principal Property so invested to be Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Principal Property);

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.4 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date (including, for the avoidance of doubt, Investments of Con-way and any Restricted Subsidiary which is a Subsidiary thereof) or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to officers, directors, employees or consultants of Borrower or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $55.0 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Borrower or any direct or indirect parent of Borrower solely to the extent that the amount of such loans and advances shall be contributed to Borrower in cash as common equity;

(7) any Investment acquired by Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.1(b)(x);

(9) any Investment by Borrower or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the sum of (x) the greater of $540 million and 60% of Consolidated EBITDA at the time such Investment is made, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the sum of (x) the greater of $540 million and 60% of Consolidated EBITDA as of the date of such Investment plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of Borrower or any direct or indirect parent of Borrower;

(12) Investments the payment for which consists of Equity Interests of Borrower (other than Disqualified Stock) or any direct or indirect parent of Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (4) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));

(14) guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or incurred under the ABL Credit Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify the ABL Credit Agreement) in connection with any letter of credit issued for the account of Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(16) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness;

(17) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells Securitization Assets pursuant to a Securitization Financing;

(18) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower or the Restricted Subsidiaries;

(21) Investments in joint ventures or Unrestricted Subsidiaries not to exceed $100 million in the aggregate at any one time outstanding, plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary;

(22) any Investment in any Subsidiary of Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(23) Guarantied Obligations of Borrower or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(24) loans and advances to independent contractors, owner-operators, drivers and carriers in an amount not to exceed $15 million at any time.

“Permitted Jurisdictions” has the meaning ascribed to it in Section 7.8(a).

“Permitted Liens” means, with respect to any Person:

(1) pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days, or that are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Subsidiary that is not a Guarantor securing Indebtedness of a Subsidiary that is not a Guarantor permitted to be Incurred pursuant to Section 7.1;

(B) Liens securing (x) Indebtedness Incurred pursuant to Section 7.1(b)(i) and (y) any other Indebtedness permitted to be Incurred by this Agreement if, in the case of clause (y), as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom (but without netting the proceeds thereof), the Consolidated Secured Net Leverage Ratio of Borrower does not exceed 3.00 to 1.00 provided that when calculating the Consolidated Secured Net Leverage Ratio for purposes of this clause 6(B), the maximum amount of Indebtedness that Borrower is permitted to incur (x) under Section 7.1(b)(i) and (y) under the Con-way Bridge Credit Agreement (until such commitments are terminated and any Indebtedness Incurred thereunder is repaid in full) shall, in each case, be deemed outstanding and secured by a Lien;

provided that in the case of clause (x), any such Lien securing Indebtedness incurred pursuant to Section 7.1(b)(i) shall be permitted to be secured by (a) a Lien on the ABL Priority Collateral (as defined in the Security Agreement) that is senior to the Lien on the ABL Priority Collateral securing the Obligations under this Agreement in accordance with and to the extent contemplated by the ABL Intercreditor Agreement or (b) by a Lien on the Collateral of the type described in the following proviso, and provided further that, in the case of clause (y), any such Lien securing Indebtedness incurred other than pursuant to Section 7.1(b)(i):

(i) shall be either (A) secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations hereunder and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (reflecting the pari passu status of the Liens securing such Indebtedness), or (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations hereunder and shall not be secured by any property or assets of Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement and the Junior Intercreditor Agreement (reflecting the junior-lien status of the Liens securing such Indebtedness), and

(ii) in the case of pari passu Indebtedness that is in the form of syndicated term loans, such Indebtedness is subject to the Yield Differential provisions provided for in Section 2.15(c)(v) as if such Indebtedness were incurred thereunder as part of an Incremental Facility;

(C) Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.1(b);

(D) Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;

(7) Liens existing on the Closing Date (including, for the avoidance of doubt, Liens on assets of Con-way and any Restricted Subsidiary which is a Subsidiary thereof but excluding Liens in favor of the lenders under the ABL Credit Agreement or the Con-way Bridge Facility);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(9) Liens on assets or property at the time Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of Borrower or a Restricted Subsidiary owing to Borrower or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.1;

(11) Liens securing Hedging Obligations (and, for the avoidance of doubt, Swap Obligations) not incurred in violation of this Agreement;

(12) Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Borrower or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings (or equivalent filings including under the PPSA) regarding operating leases or other obligations not constituting Indebtedness;

(15) Liens in favor of Borrower or any Guarantor;

(16) Liens on assets of the type specified in the definition of “Securitization Financing” Incurred in connection with a Qualified Securitization Financing;

(17) pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Borrower or any Restricted Subsidiary;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (6)(C) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B), (6)(C) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C) and (Y) in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;

(21) Liens on equipment of Borrower or any Restricted Subsidiary granted in the ordinary course of business to Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $270 million and 30% of Consolidated EBITDA at the time of incurrence (which Lien may be pari passu with or junior to, but not senior to, the Lien securing the Obligations hereunder, except to the extent such Liens secure any Capitalized Lease Obligation or any purchase money Indebtedness, in which case such Liens may be prior to the Liens securing the Obligations hereunder, but only as to the applicable assets securing the Capitalized Lease Obligation or purchase money Indebtedness);

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;

(30) Liens disclosed by the title commitments or title insurance policies delivered pursuant to the ABL Credit Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;

(31) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Borrower or any Restricted Subsidiary in the ordinary course of business;

(32) in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;

(33) agreements to subordinate any interest of Borrower or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by Borrower or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(34) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(35) [Reserved];

(36) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(37) Liens granted in the ordinary course of business consistent with past practice to lessors of Railcars, Chassis, trucks, trailers or tractors, leased by Borrower or any Restricted Subsidiary thereof pursuant to arrangements which are intended to be true leases;

(38) Liens securing the Con-way Bridge Facility on a pari passu basis, which Liens are subject to a Pari Passu Intercreditor Agreement; and

(39) if and for so long as any Capital Stock of Con-way constitutes “margin stock” within the meaning of Regulation U, Liens on such Capital Stock to the extent the value of such Capital Stock, together with the value of all other margin stock held by Borrower and its Subsidiaries, exceeds 25% of the total value of all their assets subject to Section 7.7; and

(40) Liens arising from the cash collateralization of letters of credit and other obligations of Con-way and its Subsidiaries, in each case to the extent such letters of credit or other obligations are in existence on the Closing Date.

“Permitted Loan Purchase” has the meaning specified in Section 11.1(h) hereof.

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and Borrower or any of the Subsidiaries as an Assignee, as accepted by Agent (if required by Section 11.1) in the form of Exhibit 1.1(h) hereto or such other form as shall be approved by Agent and Borrower (such approval not to be unreasonably withheld or delayed).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“PPSA “ means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including the Civil Code of Quebec) of any other Canadian jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests or other applicable lien.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Disposition” means (i) any Asset Sale, (ii) any other Disposition of the type referred to in clause (b) of the definition of Asset Sale and (iii) any Casualty Event (other than a Casualty Event relating to property or assets which, had they been disposed of immediately prior to the applicable Casualty Event, would not have constituted an “Asset Sale”).

“Principal Property” means any “Principal Property” (as defined in either or both of the Existing Con-way Indentures) owned by Con-way or any of its Restricted Subsidiaries (as defined in either or both of the Existing Con-way Indentures).

“Pro Rata Share” means with respect to all matters relating to any Lender, (i) the percentage obtained by dividing (A) the Commitment of such Lender by (B) the aggregate Commitments of all Lenders (provided that if the Commitments shall have terminated, the Pro Rata Share of each Lender shall be obtained by dividing (A) the aggregate Loans of such Lender by (B) the aggregate Loans of all Lenders), in each case as any such percentages may be adjusted by increases or decreases in Commitments and Loans pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1.

“Public Lender” has the meaning ascribed to it in Section 10.13(a).

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions:

(1) the Board of Directors of Borrower shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Borrower and the Securitization Subsidiary;

(2) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value (as determined in good faith by Borrower); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any Securitization Assets of Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure ABL Facility Indebtedness, Indebtedness in respect of the 2019 Notes, 2021 Notes, 2022 Notes, Indebtedness hereunder or any Refinancing Indebtedness with respect to the 2019 Notes, 2021 Notes, 2022 Notes or hereunder shall not be deemed a Qualified Securitization Financing.

“Railcars” means the railroad cars, locomotives or other rolling stock (including stacktrain), or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks) owned by Borrower or any Restricted Subsidiary and employed in the conduct of such Person’s business.

“Ratio Debt” has the meaning specified in Section 7.1(a).

“Ratio Incremental Basket” has the meaning specified in Section 2.15(a).

“Real Property” shall mean collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) Agent and (b) any Lender, as applicable.

“Refinancing Amendment” has the meaning specified in Section 2.16.

“Refinancing Indebtedness” has the meaning ascribed to it in Section 7.1(b)(xv).

“Refinancing Lender” has the meaning specified in Section 2.16.

“Refinancing Loans” has the meaning specified in Section 2.16.

“Refunding Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Register” has the meaning ascribed to it in Section 11.1(a)(i).

“Regulation U” has the meaning ascribed to it in Section 4.10.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 2.14(d).

“Requisite Lenders” means Lenders having more than 50% of the Commitments and Loans of all Lenders.

“Restricted Cash” means cash and Cash Equivalents held by Borrower and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Borrower or any of the Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning ascribed to such term in Section 7.2.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of Borrower.

“Retired Capital Stock” has the meaning ascribed to it in Section 7.2(b)(ii)(A).

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Borrower or a Restricted Subsidiary whereby Borrower or such Restricted Subsidiary transfers such property to a Person and Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Schedules” means the Schedules prepared by Borrower and attached to this Agreement.

“SDN List” has the meaning ascribed to it in Section 4.23.

“SEC” means the United States Securities and Exchange Commission.

“Secured Hedge Agreement” means any Swap Contract by and between any Credit Party and any Hedge Bank.

“Secured Hedging Obligations” means the obligations of any Credit Party arising under any Secured Hedge Agreement.

“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.

“Secured Parties” means, collectively, with respect to the Obligations, Agent and the Lenders and any Lender, Agent or any Hedge Bank that is a party to a Secured Hedge Agreement.

“Securitization Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by Borrower or any Restricted Subsidiary or in which Borrower or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (1) accounts receivable (including any bills of exchange), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (3) revenues related to distribution and merchandising of the products of Borrower and the Restricted Subsidiaries, (4) intellectual property rights relating to the generation of any of the foregoing types of assets, (5) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof and (6) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by Borrower in good faith).

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Borrower or any of their Subsidiaries pursuant to which Borrower or any of their Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Borrower or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Borrower or any of their Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Borrower or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Securitization Financing with Borrower in which Borrower or any of its Subsidiaries makes an Investment and to which Borrower or any of its Subsidiaries transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Borrower (as provided below) as a Securitization Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Borrower or any other Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Borrower or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which Borrower reasonably believes to be no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Borrower (other than pursuant to Standard Securitization Undertakings); and

(c) to which neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings).

Any such designation by the Board of Directors of Borrower shall be evidenced to Agent by filing with Agent a certified copy of the resolution of the Board of Directors of Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, made by the Credit Parties party thereto in favor of Agent, on behalf of the Lenders, as amended, restated, supplemented or otherwise modified from time to time, in the form of Exhibit 1.1(d) hereto.

“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” means any business (x) the majority of whose revenues are derived from business or activities conducted by Borrower and its Subsidiaries on the Closing Date, (y) that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by Borrower and their subsidiaries on the Closing Date or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing and (z) any business that in Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by Borrower and its Subsidiaries.

“Solvent” means, with respect to any Person organized under the laws of the United States or any state thereof, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Borrower or any of its Subsidiaries which Borrower has determined in good faith to be customary in a Securitization Financing including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means (a) with respect to Borrower, any Indebtedness of Borrower which is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guaranty of Indebtedness under this Agreement.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Borrower.

“Successor Company” has the meaning ascribed to it in Section 7.8(a)(i).

“Surface Transportation Board” means the Surface Transportation Board, an agency of the Federal Government of the United States, and any successor agency thereof.

“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Tax Compliance Certificate” has the meaning ascribed to it in Section 2.13(d).

“Tax Distributions” means any distributions described in Section 7.2(b)(xi).

“Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings (including backup withholding) and all liabilities (including interest, additions to tax and penalties) with respect thereto, imposed by any Governmental Authority.

“Tax Group” has the meaning ascribed to it in Section 7.2.

“Tax Structure” has the meaning ascribed to it in Section 12.8.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash and (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted and other than Secured Hedging Obligations).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademarks” has the meaning to it in the Security Agreement.

“Transactions” means (a) the consummation of the Con-way Acquisition and transactions contemplated thereby and in connection therewith, (b) the execution, delivery and performance of this Agreement, the ABL Credit Agreement, the Bridge Credit Agreement and any documentation relating to Indebtedness incurred in lieu thereof or to refinance the foregoing, and the incurrence of Indebtedness thereunder and Liens in connection therewith, (c) Borrower’s or any of its Subsidiaries’ incurrence, replacement, redemption, repayment, defeasance, discharge or refinancing of indebtedness or liens in connection with the Con-way Acquisition, including the assumption of the Con-way Existing Indebtedness and other existing Indebtedness of Con-way and its Subsidiaries, (d) the entry by Borrower into this Agreement and the borrowing of loans hereunder in connection with the Con-way Acquisition and (e) the payment of fees and expenses in connection the foregoing.

“UIIA” means that Uniform Intermodal Interchange and Facilities Access Agreement, effective as of April 20, 2009, administered by The Intermodal Association of North America, together with each addendum thereto executed by Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each

Motor Carrier (as defined in the UIIA) party thereto, each in the form delivered to ABL Agent prior to April 1, 2014, pursuant to which Pacer Stacktrain, Inc. or Union Pacific Railroad Company and each Motor Carrier have agreed additional terms and conditions applicable to the interchange of Chassis to such Motor Carrier by Pacer Stacktrain, Inc. or Union Pacific Railroad Company.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan, allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Borrower in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Borrower may designate any Subsidiary of Borrower (including any newly acquired or newly formed Subsidiary of Borrower) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any of the Restricted Subsidiaries unless otherwise permitted under Section 7.2; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.2.

Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) Borrower could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a) or (2) the Fixed Charge Coverage Ratio of Borrower would be no less than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by Borrower shall be evidenced to Agent by promptly filing with Agent a copy of the resolution of the Board of Directors of Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions. In no event may Borrower be an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein, on the Closing Date, XPO Escrow Sub, LLC shall be automatically deemed an Unrestricted Subsidiary.

As of the Closing Date, each entity listed on Schedule 6.13 is an Unrestricted Subsidiary.

“Upfront Fee” has the meaning specified in Section 2.7.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and Agent.

“Yield Differential” has the meaning specified in Section 2.15(c).

1.2 Rules of Construction. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder”, and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

1.3 Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to agreements and instruments, statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. In addition, for purposes hereof, (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (b) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (c) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of a Person dated such date prepared in accordance with GAAP; (d) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and (e) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided, that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4 [Reserved].

1.5 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of LIBOR Period) or performance shall extend to the immediately succeeding Business Day.

2.	AMOUNT AND TERMS OF CREDIT

2.1 Term Facility.

(a) Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan denominated in Dollars to Borrower in a single drawing on the Closing Date in an aggregate amount not to exceed the amount of such Lender’s Commitment at such time. Immediately after giving effect to such Loan, each Lender’s Commitment shall automatically be reduced to $0. The Commitments are not revolving in nature, and amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Each Loan shall be made by the Lenders in accordance with their applicable Pro Rata Share of the Commitments.

(b) Notice of Borrowing. The Loan to be made pursuant to Section 2.1(a) shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 2.1 at the address specified therein. Notice of the Loan must be given no later than (1) 10:00 a.m. (New York time) on the date that is one Business Day prior to the date of the proposed Loan, in the case of a Base Rate Loan, or (2) 10:00 a.m. (New York time) on the date which is three Business Days’ prior to the proposed Loan, in the case of a LIBOR Loan. Each such notice (a “Notice of Borrowing”) may be given verbally by telephone but must be promptly confirmed in writing (by fax, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(b), and shall include the information required in such Exhibit. Notices may be revocable or conditional to the extent set forth in the form of Notice of Borrowing attached hereto as Exhibit 2.1(b).

(c) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Borrowing, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

(d) Lender’s Making of Loans and Payments. Upon receipt of a Notice of Borrowing, Agent shall promptly forward to each Lender the details of the Notice of Borrowing it received from Borrower requesting the Loan. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex B not later than 3:00 p.m. (New York time) on the Business Day prior to the requested funding date. After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan available to Borrower by 9:00 a.m. (New York time) on the requested funding date. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(e) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of the Loan available to Agent on the Closing Date unless Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the conditions set forth in Section 3 have not been satisfied. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall repay such amount to Agent within three (3) Business Days of such demand. Nothing in this Section 2.1(e) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. Unless Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to Agent because all or any of the conditions set forth in Section 3 have not been satisfied to the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by such Lender.

(f) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(g) Defaulting Lenders. The failure of any Defaulting Lender to make any Loan or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to make the Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in

Section 12.2(c)(i)-(iv) that directly affects such Defaulting Lender. Moreover, for the purposes of determining Requisite Lenders, the Loans and Commitments held by any Defaulting Lender shall be excluded from the total Loans and Commitments outstanding. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s reasonable consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and each Defaulting Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Defaulting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Defaulting Lender of notice of replacement pursuant to this Section 2.1(g) and presentation to such Defaulting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.1(g), Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Defaulting Lender, and any such Assignment Agreement so executed by the replacement Lender and Agent, shall be effective for purposes of this Section 2.1(g) and Section 11.1.

2.2 Maturity and Repayment of Loans. Borrower shall pay to each Lender (i) on the last Business Day of each Fiscal Quarter occurring after the Closing Date (commencing with the Fiscal Quarter ending March 31, 2016) but prior to the Maturity Date, a portion of the principal amount of all Loans then outstanding in an amount equal to 0.25% of the sum of the aggregate principal amount of Loans on the Closing Date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3) and (ii) on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date and all accrued and unpaid interest thereon.

2.3 Prepayments; Commitment Reductions.

(a) Voluntary Prepayments; Reductions in Commitments.

(i) Borrower may prepay the Loans at any time (1) on at least three (3) Business Days’ prior written notice, in the case of LIBOR Loans and (2) on at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans, in each case by Borrower to Agent, and Borrower may at any time and from time to time without prior notice permanently reduce or terminate the undrawn Commitments; provided that any such prepayments or reductions shall be in a minimum principal amount of $1,000,000 or a whole multiple thereof. Any voluntary prepayment must be accompanied by the payment of any LIBOR funding breakage costs in accordance with Section 2.11(b) and the fee payable in accordance with Section 2.3(a)(ii), if any. Upon any such reduction or termination of the Commitments, Borrower’s right to request Loans, shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loans or other Obligations hereunder to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.3(a) may be conditioned on the occurrence of one or more events described in the applicable notice. If no direction is given as to the application of prepayments, such prepayments shall be applied to the amortization payments required by Section 2.2(c) in direct order of maturity and, thereafter, to the remaining balance of Loans then outstanding.

(ii) In the event that, on or prior to the date that is 12 months after the Closing Date, Borrower (x) prepays, refinances, substitutes or replaces any Loans with the proceeds of any new or replacement tranche of long-term secured term loans that are broadly syndicated to banks and other institutional investors in financings similar to the Loans and have an All-in Yield that is less than the All-in Yield of such Loans or (y) effects any amendment of this Agreement which reduces the All-in Yield of the Loans (other than in the case of each of clauses (x) and (y), in connection with a Change of

Control or a transformative acquisition referred to in the last sentence of this paragraph), Borrower shall pay to Agent, for the ratable account of each of the applicable Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Loans for which the All-In Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.3(a), a transformative acquisition is any acquisition (together with any related transaction, including incurrence of indebtedness to finance such acquisition) by Borrower or any Subsidiary that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide Borrower and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by Borrower in good faith.

(b) Mandatory Repayments.

(i) Excess Cash Flow. Within five Business Days after financial statements have been or are required to be delivered pursuant to Section 5.1(c) and the related Compliance Certificate has been or is required to be delivered pursuant to Section 5.1(a), Borrower shall, subject to clause (b)(v) of this Section 2.3, prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements (commencing with the Fiscal Year ending December 31, 2016) minus (B) the sum of (i) all voluntary prepayments of Loans during such fiscal year pursuant to Section 2.3(a)(i) and Section 11.1(h) (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) (ii) all voluntary prepayments of loans under the ABL Credit Agreement or any other revolving credit facilities during such Fiscal Year to the extent accompanied by a corresponding permanent reduction in the commitments under the Credit Agreement or any other revolving credit facilities in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are funded with Internally Generated Cash Flow; provided, further, that (x) the ECF Percentage shall be 25% if the Consolidated Secured Net Leverage Ratio of Borrower for the fiscal year covered by such financial statements was less than or equal to 3.00:1.00 and greater than 2.50:1.00 and (y) the ECF Percentage shall be 0% if the Consolidated Secured Net Leverage Ratio of Borrower for the fiscal year covered by such financial statements was less than or equal to 2.50:1.00.

(ii) Prepayment Dispositions. (A) If Borrower or any of its Restricted Subsidiaries receive Net Proceeds of any Prepayment Disposition, Borrower shall prepay on or prior to the date which is five Business Days after the date of receipt of such Net Proceeds, subject to clause (b)(ii)(B) and clause (b)(v) of this Section 2.3, an aggregate principal amount of Loans equal to 100% of all Net Proceeds received; provided that if at the time that any such prepayment would be required pursuant to this clause (ii), Borrower is required to offer to repurchase any Indebtedness that is secured on a pari passu basis with the Obligations under this Agreement pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Prepayment Disposition, other than the Con-way Bridge Facility (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this clause (ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(B) With respect to any Net Proceeds received with respect to any Prepayment Disposition, at the option of Borrower and so long as no Event of Default shall have occurred and be continuing, Borrower may reinvest all or any portion of such Net Proceeds in acquisitions, Investments in Similar Businesses, or assets useful for its business within (x) 12 months following receipt of such Net Proceeds or (y) if Borrower enters into a legally binding commitment to reinvest such Net Proceeds within 12 months following receipt thereof, within 18 months following receipt thereof, and provided, further, that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, or have not been reinvested within the time period set forth above, an amount equal to any such Net Proceeds shall be applied as set forth in Section 2.3(a)(ii)(A) within five Business Days after Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.3.

(iii) Prepayments of Proceeds of Indebtedness. If Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.1 or (B) that constitutes Refinancing Indebtedness with respect to the Loans or Indebtedness incurred pursuant to a Refinancing Amendment, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Proceeds.

(iv) [Reserved]

(v) Certain Dispositions. Notwithstanding any other provisions of this Section 2.3(b), (A) to the extent that any or all of the Net Proceeds of any Prepayment Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.3(b)(ii) (a “Foreign Disposition”), or Excess Cash Flow attributable to any Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.3(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable, as reasonably estimated by Borrower in good faith, or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.3(b) to the extent provided herein and (B) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Excess Cash Flow attributable to any Foreign Subsidiary would have a material adverse Tax consequence (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(c) All prepayments under this Section 2.3 shall be accompanied by all accrued interest thereon, together with amounts payable pursuant to Section 2.3(a)(ii) and, in the case of any such prepayment of a LIBOR Loan on a date prior to the last day of a LIBOR Period therefor, any amounts owing in respect of such LIBOR Loan pursuant to Section 2.11(b).

(d) Application of Mandatory Prepayments. Mandatory prepayments shall be applied to the Loans as directed by Borrower. If no direction is given as to the application of prepayments, such prepayments shall be applied to the amortization payments required by Section 2.2 in direct order of maturity and, thereafter, to the remaining balance of Loans then outstanding.

(e) No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.4 Use of Proceeds. Borrower shall utilize the proceeds of the Loans to (a) purchase the capital stock of Con-way pursuant to the Con-way Acquisition Agreement, (b) directly or indirectly (including through intercompany loans or investments) prepay Con-way Existing Indebtedness, (c) pay related fees and expenses and otherwise fund the Transactions and (d) for working capital and other general corporate purposes.

2.5 Interest; Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates of interest on the unpaid principal amount of each:

(i) Base Rate Loans at the Base Rate plus the Base Rate Margin.

(ii) LIBOR Loans at the LIBOR Rate plus the LIBOR Margin.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees are calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable, except that with respect to Base Rate Loans based on the prime or base commercial lending rate the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) All overdue amounts not paid when due hereunder shall bear interest in an amount equal to two percentage points (2.00%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent and Requisite Lenders elect to impose a smaller increase (the “Default Rate”), accruing from the initial date of such non-payment until such payment is made and shall be payable upon demand.

(e) Borrower shall have the option to (i) request that any loan be made as a LIBOR Loan or a Base Rate Loan, (ii) convert any Base Rate Loan to a LIBOR Loan, (iii) convert any LIBOR Loan to a Base Rate Loan subject to payment of LIBOR breakage costs in accordance with Section 2.11(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable

LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued; provided, however, that no Loan shall be converted to, or continued at the end of the LIBOR Period applicable thereto as a LIBOR Loan for a LIBOR Period of longer than one (1) month if any Event of Default has occurred and is continuing. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 3.1 shall not have been satisfied), that LIBOR Loan shall be converted to a LIBOR Loan with a LIBOR Period of one month at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e).

(f) Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrower shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

2.6 [Reserved].

2.7 Fees.

(a) Borrower shall pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loan, an upfront fee (the “Upfront Fee”) in amount equal to 2.00% of the stated principal amount of such Lender’s Loan made on the Closing Date. Such Upfront Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter. Such Upfront Fee shall be netted against Loans made by such Lender on the Closing Date.

(b) Borrower shall pay the fee specified in Section 2.3(a)(ii) if, as and when such fee shall become due in accordance with the terms of this Agreement.

(c) Borrower shall pay to the applicable Lead Arranger, Bookrunner or Lender any other fees that have been separately agreed to between Borrower and any applicable Lead Arranger, Bookrunner or Lender.

2.8 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to Agent at its address listed on Annex A. For purposes of computing interest and Fees, all payments shall be deemed received on the Business Day on which immediately available funds are received by Agent at its address listed on Annex A prior to 3:00 p.m. (New York time). Payments received after 3:00 p.m. (New York time) on any Business Day, or on a day that is not a Business Day, shall be deemed to have been received on the following Business Day. Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.

2.9 Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments of regularly scheduled payments then due shall be applied to those scheduled payments, (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a), and (iii) mandatory prepayments shall be applied as set forth in Sections 2.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to all payments made when an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from a Credit Party. All voluntary prepayments shall be applied as directed by Borrower. In all circumstances after an Event of Default, all payments and all proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the Loans, ratably in proportion to the interest accrued as to each Loan; and (3) to all other Obligations hereunder on a ratable basis, including expenses of Lenders to the extent reimbursable under Section 12.3.

2.10 Evidence of Debt. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) one or more Notes, which shall evidence such Lender’s Loans.

2.11 Indemnity.

(a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lead Arrangers, the Lenders, and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, actual losses, liabilities, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement, the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder (including the syndication of the Facility) and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable, out-of-pocket legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents; provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, actual loss, liability, or expense results from that Indemnified Person’s (or such Indemnified Person’s Related Persons) gross negligence, bad faith, willful misconduct or material breach of any of its obligations under any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons (other than any claims against Agent or Lead Arrangers acting in its capacity as such) that does not involve actions or omissions of any Credit Party or any of its Affiliates. In the absence of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrower and its Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, Borrower and its Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for the affected Indemnified Parties, taken as a whole. To the extent permitted by applicable law, no party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee, or third party beneficiary of such person or any other person asserting claims derivatively through such Party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended, or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder; provided that nothing hereunder in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent set forth herein. No Indemnified Person referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith; or (v) an assignment of LIBOR Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then Borrower shall indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.11(b), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11(b). This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

2.12 [Reserved].

2.13 Taxes.

(a) All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made, in accordance with this Section 2.13, free and clear of and without withholding or deduction for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to this Section 2.13) or under any other Loan Document, (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased, without duplication, as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) the relevant Withholding Agent shall make such withholdings and deductions, and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances which would result in additional payments under this Section 2.13, it shall notify Borrower thereof.

(b) Without duplication of any obligation set forth in subsection (a), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority (or, at the option of Agent, to Agent as reimbursement for Agent’s payment thereof).

(c) Each Credit Party shall, without duplication of any obligation set forth in subsection (a), jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Indemnified Taxes (including, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) Agent or such Lender as a result of payments made pursuant to this Agreement or any other Loan Document, as appropriate, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to Agent or such Lenders. Upon actually learning of the imposition of any such Taxes, Agent or such Lender, as the case may be, shall act in good faith to notify Borrower of the imposition of such Taxes arising hereunder.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Documents shall deliver to Borrower (with a copy to Agent), at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender, and any successor or assignee of a Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC shall deliver to Borrower (with a copy to Agent) a properly completed and executed IRS Form W-9 and such other documentation or information prescribed by applicable law or reasonably requested by Agent or Borrower to (i) determine whether such Lender is subject to backup withholding or information reporting requirements and (ii) for Borrower to comply with its obligations under FATCA. Each Lender, and any successor or assignee of a Lender, that is not a “United States person” as defined in section 7701(a)(30) of the IRC (“Foreign Lender”) to whom payments to be made under this Agreement may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) shall, at the time or times prescribed by applicable law, provide to Borrower (with a copy to Agent) a properly completed and executed IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY or other applicable form, certificate (including, but not limited to, certification, if applicable, that such Foreign Lender is not a “bank,” a “10 percent shareholder,” or a “controlled foreign corporation” for purposes of the portfolio interest exemption of section 881(c) of the IRC, a “Tax Compliance Certificate”) or document prescribed by the IRS or the United States. Each Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by Borrower or Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent, as applicable, to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this paragraph, the completion, execution, and submission of such documentation (other than (A) IRS Form W-9, (B) applicable IRS Form W-8, (C) a Tax Compliance Certificate, if applicable, and (D) any information or documentation reasonably requested by Borrower or Agent in connection with FATCA (which, for this purpose shall include any amendments made to FATCA after the date hereof)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(e) If Agent or any Lender, as applicable, determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of Agent or Lender, shall repay to Agent or Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Agent or a Lender be required to pay any amount to a Credit Party pursuant to this paragraph (e) the payment of which would place Agent or Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (f).

(g) The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations hereunder.

2.14 Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and setting forth in reasonable detail the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining, continuing, converting to any LIBOR Loan, or there shall be a Tax (other than Indemnified Taxes or Excluded Taxes) on any Recipient on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities, or capital attributable thereto, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost and the basis of the calculation thereof, submitted to Borrower and to Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.14(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain such LIBOR Loans, as the case may be, shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by it to such Lender, together with interest accrued thereon, unless such Lender may maintain such LIBOR Loans through the end of such LIBOR Period under applicable law or unless Borrower, within five Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Base Rate Loans. Notwithstanding the foregoing, if Borrower provides Agent and the Affected Lender notice that it seeks to replace such Affected Lender in accordance with Section 2.14(d), Borrower’s obligation to prepay Loans pursuant to this Section 2.14(c) shall be suspended; provided that if no Replacement Lender is found within the time provided for in Section 2.14(d), Borrower shall have five Business Days to prepay such Affected Lender’s LIBOR Loans. In the event Borrower relies on this provision to suspend its obligation to prepay LIBOR Loans, such LIBOR Loans shall be converted to Base Rate Loans at the end of the applicable LIBOR Period.

(d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), or notice and demand that Borrower prepay Loans pursuant to Section 2.14(c), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of Borrower’s option under this Section 2.14(d) shall not suspend Borrower’s obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.

(e) It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from Basel III.

(f) No Lender shall request compensation under Section 2.14(a) or (b) hereof unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. Borrower shall not be required to compensate a Lender for any increased costs incurred or reduced rate of return suffered more than six months prior to the date that the Lender notifies Borrower of the change in law giving rise to such increased costs or reduced return and of such Lender’s intention to claim compensation therefor; provided that to the extent the change is law is retroactive to a date that is prior to the date such change in law is enacted, such six months period shall commence on the date of enactment of such change in law.

(g) Within thirty (30) days after receipt by Borrower of written notice and demand from any Affected Lender for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), then such Lender shall (at Borrower’s request) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(a), 2.13(b), 2.14(a), or 2.14(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.15 Incremental Loans.

(a) Borrower may, by written notice to Agent from time to time, request an increase in the principal amount of the Loans, or request one or more additional tranches of Loans (the “Incremental Loans”); provided that the aggregate principal amount of Incremental Loans incurred under this Section 2.15 shall not exceed an amount equal to the sum of (a) $100 million plus (b) an additional amount so long as, after giving effect to the incurrence of such additional amount, (i) Borrower could incur $1.00 of additional Indebtedness under Section 7.1(a) and (ii) the pro forma Consolidated Secured Net Leverage Ratio of Borrower (calculated without netting the cash proceeds of such Incremental Loans) does not exceed 3.00:1.00 (the “Ratio Incremental Basket”); provided that when calculating the Consolidated Secured Net Leverage Ratio for purposes of this Section 2.15(a) at any time, the maximum amount of Indebtedness that Borrower is permitted to incur under its undrawn commitments under (A) the ABL Credit Agreement as in effect at such time and (B) the Con-way Bridge Credit Agreement as in effect at such time shall, in each case, be deemed outstanding and secured by a Lien. Such notice shall set forth (x) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (y) the date on which such Incremental Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice (or such longer or shorter periods as Agent shall agree)) and (ii) whether such Incremental Loans are intended to be increases to the existing Loans or are intended to be a new tranche of Loans with terms different from the Loans. Borrower may seek Incremental Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the incurrence of the Incremental Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after the incurrence of such the Incremental Loan, (ii) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date the Incremental Loans are made and (iii) the terms of such Incremental Commitments and the Incremental Loans thereunder shall comply with Section 2.15(c); provided that the foregoing clauses (i) and (ii) will not be required to apply to the extent that the proceeds of the Incremental Loans are being used to finance a Limited Condition Acquisition.

(c) The terms of the Incremental Loans shall be determined by Borrower and the Persons providing the Incremental Loans (each, an “Incremental Lender”) and set forth in an Incremental Amendment; provided that (i) the final maturity date of any Incremental Loans shall be no earlier than the Latest Maturity Date, (ii) the Weighted Average Life to Maturity of the Incremental Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Loans, (iii) the Incremental Loans will rank pari passu in right of payment and with respect to security with the Loans, (iv) none of the borrower or guarantors with respect to the Incremental Loans shall be a Person that is not a Credit Party and the Incremental Loans shall not be secured by assets that do not constitute Collateral, (v) with respect to any Incremental Loans incurred pursuant to clause (a) of this Section 2.15, if the All-in Yield on such Incremental Loans exceeds the initial All-in Yield for the Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin for the Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Loans (and Borrower shall be entitled, without the consent of any other Lender, to increase the All-in Yield on the Loans as necessary to ensure the Incremental Loans are “fungible” with the existing Loans), (vi) the Incremental Loans may share ratably or less than ratably (but not more than ratably) in any prepayments hereunder and (vii) to the extent the terms of the Incremental Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above), such terms shall be reasonably satisfactory to Agent.

(d) In connection with any Incremental Loans, Borrower, Agent and each applicable Incremental Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (an “Incremental Amendment”) and such other documentation as Agent shall reasonably specify to evidence the Incremental Loans of each Incremental Lender. Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Any Incremental Amendment may, without consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.15, including any amendments necessary to establish the Incremental Loans as a new class or tranche of Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new class or tranche, in each case on terms consistent with this Section 2.15.

(e) This Section 2.15 shall supersede any provision in Section 2.9 or 12.2.

2.16 Refinancing Facilities.

(a) Borrower may, by written notice to Agent from time to time, request Refinancing Loans to refinance all or a portion of any existing Loans (the “Refinancing Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinancing Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees). Such notice shall set forth (i) the amount of the Refinancing Loan (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), and (ii) the date on which the applicable Refinancing Loan is to be made available (which shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice (or such longer or shorter periods as Agent shall agree)). Borrower may seek Refinancing Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b) It shall be a condition precedent to the incurrence of any Refinancing Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such the incurrence of the Refinancing Loans, (ii) the terms of the Refinancing Loans shall comply with this Section 2.16 and (iii) substantially concurrently with the incurrence of any Refinancing Loans, 100% of the proceeds thereof shall be applied to repay the Refinancing Loans (including accrued interest, fees and premiums (if any) payable in connection therewith).

(c) The terms of any Refinancing Loans shall be determined by Borrower and the Persons providing the Refinancing Loans (each, a “Refinancing Lender”) and set forth in a Refinancing Amendment; provided that (i) the final maturity date of any Refinancing Loans shall be no earlier than the Latest Maturity Date, (ii) the Weighted Average Life to Maturity of the Refinancing Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing class of Loans, (iii) the Refinancing Loans will rank pari passu in right of payment and of security with the Loans, (iv) none of the borrower and the guarantors of the Refinancing Loans shall be a Person that is not a Credit Party and the Refinancing Loans shall not be secured by assets that do not constitute Collateral, (v) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Refinancing Loans shall be determined by Borrower and the applicable Refinancing Lenders, (vi) the Refinancing Loans may share ratably or less than ratably (but not more than ratably) in any prepayments hereunder and (vii) to the extent the terms of the Refinancing Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above), such terms shall be reasonably satisfactory to Agent.

(d) In connection with any Refinancing Loans, Borrower, Agent and each applicable Refinancing Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Refinancing Amendment”) and such other documentation as Agent shall reasonably specify to evidence such Refinancing Loans. Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of Agent and Borrower, to effect the provisions of this Section 2.16, including any amendments necessary to establish the applicable Refinancing Loans as a new class or tranche of Loans, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new class or tranche, in each case on terms consistent with this Section 2.16.

(e) This Section 2.16 shall supersede any provision in Section 2.9 or 12.2.

2.17 Extended Loans.

(a) Borrower may, by written notice to Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date of any class of Loans to the extended maturity date specified in such request. Such notice shall set forth (i) the amount of the applicable class of Loans to be extended (the “Extended Loans”) (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such requested Extension (or such longer or shorter periods as Agent shall agree)) and (iii) identifying the relevant class or classes of Loans to which such requested Extension relates. Each Lender of the applicable class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such class pursuant to procedures established by, or reasonably acceptable to, Agent. If the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans requested to be extended by Borrower pursuant to such Extension Offer, then the Loans of Lenders of the applicable class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b) It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension and (ii) the terms of such Extended Loans shall comply with Section 2.17(c).

(c) The terms of each Extension shall be determined by Borrower and the Lenders agreeing to such extension (the “Extending Lenders”) and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Loan shall be no earlier than the Latest Maturity Date (ii) the Weighted Average Life to Maturity of the Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing class of Loans, (iii) the Extended Loans will rank pari passu in right of payment and with respect to security, (iv) none of the borrower and the guarantors of the Extended Loans shall be a Person that is not a Credit Party and the Extended Loans shall not be secured by assets that do not constitute Collateral, (v) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Loan shall be determined by Borrower and the applicable extending Lender, (vi) the Extended Loans may share ratably or less than ratably (but not more than ratably) in in any prepayments hereunder and (vii) to the extent the terms of the Extended Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above), such terms shall be reasonably satisfactory to Agent.

(d) In connection with any Extension, Borrower, Agent and each applicable extending Lender shall execute and deliver to Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Extension Amendment”) and such other documentation as Agent shall reasonably specify to evidence the Extension. Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of Agent and Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Loans as a new class or tranche of Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrower in connection with the establishment of such new class or tranche, in each case on terms consistent with this Section 2.17).

(e) This Section 2.17 shall supersede any provision in Section 2.9 or 12.2.

3.	CONDITIONS PRECEDENT

3.1 Conditions to the Closing Date. This Agreement shall become effective, and each Lender shall be obligated to fund its Loans, on the date that the following conditions have been satisfied (or waived in accordance with Section 12.2):

(a) Loan Documents. The following documents shall have been duly executed by Borrower, each other Credit Party, Agent and the Lenders party thereto; and Agent shall have received such documents, instruments and agreements, each in form and substance reasonably satisfactory to Agent, each Lead Arranger and each Lender:

(i) Agreement. Duly executed originals of this Agreement, dated the Closing Date, and all annexes, exhibits and schedules hereto.

(ii) Security Agreements. Duly executed originals of the Security Agreement, dated the Closing Date, and all Annexes, Exhibits and Schedules thereto.

(iii) Intellectual Property Security Agreements. Duly executed originals of Intellectual Property Security Agreements, dated the Closing Date, with respect to Copyrights, Patents and Trademarks and in form and substance reasonably satisfactory to Agent (it being understood that the forms attached to the Security Agreement are reasonably satisfactory to Agent).

(iv) ABL Intercreditor Agreement. Duly executed originals of the ABL Intercreditor Agreement, dated the Closing Date.

(v) [Reserved].

(vi) Lien, Tax, and Judgment Searches. Agent shall have received the result of recent lien, Tax and judgment searches in each of the jurisdictions reasonably requested by it and such lien searches shall reveal no Liens on any of the assets of the Credit Parties, other than Permitted Liens.

(vii) Filings, Registrations, and Recordings. Subject to the last paragraph of this Section, (A) Agent shall have received each document (including, without limitation, any financing statement authorized for filing under the Code) reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders and other Secured Parties, a perfected Lien on the Collateral described therein (subject to Permitted Liens) which can be perfected by the filing of such document and authorization for filing, registering or recording each such document (including, without limitation, any financing statement authorized for filing under the Code) and (B) Memorandum of Security Agreements dated the Closing Date shall have been delivered for recording with the Surface Transportation Board.

(viii) Notes. If requested by Lenders, duly executed originals of the Notes for each applicable Lender, dated the Closing Date.

(ix) Formation and Good Standing. For each Credit Party, such Person’s (a) articles of incorporation or certificate of formation, as applicable, and all amendments thereto, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment (b) for Borrower only, a good standing certificate (including verification of Tax status) or like certificate in its jurisdiction of incorporation or formation, as applicable, and (c) for each Credit Party other than Borrower, a “bring down” certificate of good standing or like certificate in its jurisdiction of incorporation or formation, as applicable.

(x) Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s members or board of directors, as the case may be, and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.

(xi) Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents,

certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.

(xii) Opinions of Counsel. Duly executed originals of a legal opinion of (i) Wachtell, Lipton, Rosen & Katz, U.S. special counsel to the Credit Parties, (ii) Spencer Fane LLP, Missouri special counsel to the Credit Parties and (iii) the Law Offices of Louis E. Gittomer, LLC, U.S. special railroad counsel to the Credit Parties, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.

(xiii) Officer’s Certificate. Agent shall have received duly executed originals of a certificate of a Financial Officer of Borrower, dated the Closing Date, stating that:

(A) the Con-way Merger has been consummated on the Closing Date substantially simultaneously with the closing of the Facility on the terms described in the Con-way Acquisition Agreement, without giving effect to any amendment, modification or waiver thereof by Borrower or any consent thereunder (including, for the avoidance of doubt, with respect to the conditions to the Offer set forth in the Con-way Acquisition Agreement) by Borrower which is materially adverse to the Lenders or the Lead Arrangers without the prior written consent of each Lead Arranger who, together with its affiliates, holds 20% or more of the Commitments under the Facility (it being understood and agreed that any (a) decrease in the price paid per share in connection with the Con-way Acquisition of (x) more than 10% or (y) less than 10% if such decrease is not allocated to reduce the aggregate amount of the Facility, (b) increase in the price paid in connection with the Con-way Acquisition that is not funded with the proceeds of a substantially concurrent issuance of equity or (c) any waiver or modification of the Minimum Condition (as defined in the Con-way Acquisition Agreement as in effect on September 9, 2015) shall, in each case, be deemed to be a modification that is materially adverse to the Lenders);

(B) (I) the Con-way Specified Representations are true and correct in all material respects and (II) the Con-way Acquisition Agreement Representations are true and correct in all material respects (except that any Con-way Specified Representations that are qualified by materiality or in relation to material adverse effect are true and correct in all respects); and

(C) since September 9, 2015 until the Acceptance Time (as defined in the Con-way Acquisition Agreement on September 9, 2015), there has not occurred any Effect (as defined in the Con-way Acquisition Agreement on September 9, 2015) that has had or would be reasonably likely to have, individually or in the aggregate, a Con-way Material Adverse Effect.

(xiv) Solvency Certificate. Agent shall have received a duly completed solvency certificate substantially in the form of Exhibit 3.1 hereto.

(xv) Notice of Borrowing. Agent shall have received a duly completed Notice of Borrowing for the borrowing of Loans on the Closing Date substantially in the form of Exhibit 2.1(b) hereto and a letter of direction with respect to the disbursement of the proceeds of such Loan.

(xvi) Financial Statements. Borrower shall have caused Agent to have received (and Agent hereby acknowledges receipt of, in the case of the 2012, 2013 and 2014 fiscal year financial statements described in clause (a) and, as to the Fiscal Quarters ending on March 31, 2015 and June 30, 2015, clause (b)) (a) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Borrower and Con-way for the 2012, 2013 and 2014 fiscal years (or, if the Closing Date occurs 90 days or more after December 31, 2015, audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Borrower and Con-way for the 2013, 2014 and 2015 fiscal years) and (b) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Borrower and Con-way for each subsequent Fiscal Quarter (other than a quarter that is also a fiscal year-end) ended at least 45 days before the Closing Date.

(b) Payment of Fees. Borrower shall have paid (or caused to be paid) to Agent and Lead Arranger all Fees required to be paid on or before the Closing Date in the respective amounts specified in Section 2.7, and shall have reimbursed Agent for all reasonable fees, costs and expenses, including due diligence expenses, syndication expenses, and reasonable fees, disbursements and other charges of counsel presented at least three (3) Business Days prior to the Closing Date.

(c) Patriot Act. Agent and the Lenders shall have received, at least three business days prior to the Closing Date, from the Credit Parties prior to the Closing Date all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested by Agent from Borrower in writing at least 10 business days prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of the borrowing of Loans, such Lender shall not have made available to Agent such Lender’s ratable portion of the borrowing of Loans.

Notwithstanding anything to the contrary, it is understood that to the extent any security interest in the intended Collateral or any deliverable (including those referred to in clauses (a)(ii)-(vii) of this Section 3.1 related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by (i) the filing of a UCC financing statement or (ii) the delivery of stock certificates of each Guarantor and each material wholly owned domestic restricted subsidiary (other than any Guarantor or subsidiary which is a subsidiary of Borrower), then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 6.14.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans, the Credit Parties executing this Agreement make the following representations and warranties on the Closing Date to Agent and each Lender with respect to itself and its Restricted Subsidiaries, each and all of which shall survive the execution and delivery of this Agreement.

4.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company, limited partnership or other entity duly organized or incorporated, as applicable, validly existing and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority, and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber all material Collateral; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction over such Credit Party, to the extent required for such ownership, operation and conduct or other organizational documents; and (e) is in compliance in material respects with all applicable provisions of law except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

4.2 Chief Executive Offices; Collateral Locations; FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, organizational identification number, if any, issued by its jurisdiction of incorporation or organization and the location of each Credit Party’s chief executive office, principal place of business or registered office are set forth in Schedule 4.2, and except as set forth on such schedule each Credit Party has only one jurisdiction of incorporation or organization.

4.3 Corporate Power; Authorization; Enforceable Obligations; No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreements or other organizational documents, as applicable; (d) do not violate any material provision of any law or regulation, or any material provision of any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, loan agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than (i) those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents and (ii) the filings referred to in Section 4.21; and (g) do not require the consent or approval of any Governmental Authority or any other Person, other than those which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

4.4 Financial Statements. All Financial Statements concerning Borrower and its consolidated Subsidiaries that are referred to in clause (a) below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) Financial Statements. The audited consolidated balance sheet at December 31, 2014 and the related statement of income and cash flows of Borrower and its consolidated Subsidiaries certified by KPMG LLP for the Fiscal Year then ended and audited consolidated balance sheet at December 31, 2012, December 31, 2013 and December 31 2014 have been delivered to Agent on or prior to the Closing Date.

(b) [Reserved].

(c) [Reserved].

(d) Undisclosed Liabilities; Burdensome Restrictions. None of Borrower or its Restricted Subsidiaries has any material Guarantied Obligations, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected or reserved against on a balance sheet of Borrower and its Restricted Subsidiaries other than (i) as are reflected in the financial statements described in clause (a) hereof (including the footnotes thereto) and (ii) as otherwise permitted hereunder. No Credit Party is a party or is subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Effect.

4.5 Material Adverse Effect. Since December 31, 2014, no event has occurred, that alone or together with other events, has had a Material Adverse Effect.

4.6 Ownership of Property; Liens. As of the Closing Date, the Real Property listed in Schedule 4.6 constitutes all of the real property owned, leased or subleased by any Credit Party. Each Credit Party owns fee simple title to all of its owned material Real Property and valid leasehold interests in all of its leased material Real Property, subject in each case to Agent’s Liens and Permitted Liens. Each Credit Party is the sole legal and beneficial owner of and has good and marketable title (subject to Agent’s Liens and Permitted Liens) to each component of the Collateral. Each Credit Party also has title to, or valid leasehold interests in, all of its other personal property and assets, in each case, material in the ordinary course of their respective businesses or where failure to so own or possess would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Property and assets of any Credit Party are subject to any Liens other than Permitted Liens.

4.7 Labor Matters. Except as set forth on Schedule 4.7 or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Credit Party (a) no strikes or other labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d) there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit Party pending or threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to the knowledge of any Credit Party, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.

4.8 Subsidiaries and Joint Ventures. As of the Closing Date, (a) Schedule 4.8 sets forth the name and jurisdiction of incorporation of each direct Subsidiary and Joint Venture of each Credit Party and, as to each such direct Subsidiary and Joint Venture, the percentage of each class of Capital Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any of their respective Subsidiaries.

4.9 Investment Company Act. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.

4.10 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U (“Regulation U”) or Regulation X of the Federal Reserve Board.

4.11 Taxes/Other. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) all income and other Tax returns, reports, and statements, including information returns, required by any Governmental Authority to have been filed by any Credit Party or any Restricted Subsidiary have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and (ii) all Taxes have been paid on or prior to the due date therefor, excluding Taxes or other amounts being contested in accordance with Section 6.2(b).

4.12 ERISA.

(a) Borrower has previously delivered or made available to Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, and except as would not reasonably be expected to have a Material Adverse Effect, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Pension Plan, to the knowledge of Borrower, is in compliance in all respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as has not resulted, or would not reasonably be expected to result, in an ERISA Lien (whether or not perfected), neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Pension Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither any Credit Party nor any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

4.13 No Litigation. Except as set forth on Schedule 4.13, no action, claim, lawsuit, demand, or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) on the Closing Date that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.13, as of the Closing Date there is no Litigation pending or threatened in writing, that would reasonably be expected to have a Material Adverse Effect.

4.14 [Reserved].

4.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole. Each issued or applied for Patent, registered or applied for Trademark, and registered or applied for Copyright owned by any Credit Party on the Closing Date is listed, together with application or registration numbers, as applicable, on Schedule 4.15. To Borrower’s knowledge, as of the Closing Date, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Closing Date no Credit Party is aware of any material infringement claim by any other Person that is pending or threatened in writing against any Credit Party with respect to any material Intellectual Property owned by such Credit Party on the Closing Date.

4.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time prepared by any Credit Party (other than the projections referred to below, forward-looking information and information of a general economic or industry nature) and delivered hereunder or under any other Loan Document (in each as modified or supplemented by other information so furnished and taken as a whole) by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto).

4.17 Environmental Matters.

(a) Except as set forth in Schedule 4.17 or would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (i) the Real Property of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or knowingly allowed to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property; (iii) the Credit Parties and each of their Restricted Subsidiaries are and, except for matters which have been fully resolved, have, for the past three (3) years, been in compliance with all Environmental Laws; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted; (v) there is no Litigation by a Governmental Authority arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses from, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) except for matters which have been fully resolved, no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to Agent copies of existing material environmental reports, reviews and audits relating to actual or potential material Environmental Liabilities and relating to any Credit Party or any Restricted Subsidiary of any Credit Party.

(b) Each Credit Party hereby acknowledges and agrees that none of Agent or any of its officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any of the Real Property or any Credit Party’s or any Restricted Subsidiary of any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Loan Documents or otherwise to direct or influence any (A) Credit Party’s or any Restricted Subsidiary of any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Property, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or any Restricted Subsidiary of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance of any Credit Party or any Restricted Subsidiary of any Credit Party with Environmental Laws or Environmental Permits.

4.18 Insurance. Borrower has previously delivered or made available to Agent lists of all material insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party and each Restricted Subsidiary.

4.19 [Reserved].

4.20 [Reserved].

4.21 Creation and Perfection of Security Interests. Once executed and delivered, the Security Agreement will create a valid and enforceable security interest in the Collateral described therein, subject to any exceptions contained therein. In the case of the portion of the pledged Collateral consisting of the certificated securities represented by the certificates described in the Security Agreement, when stock certificates representing such pledged Collateral are delivered to Agent and such stock certificates are held in New York, and in the case of the other Collateral described in the Security Agreement, when UCC financing statements in appropriate form are filed in the appropriate UCC filing offices, the Security Agreement shall constitute the creation of a perfected Lien under the Code (to the extent a Lien on such Collateral can be perfected by such possession or filings) on, and security interest in, all right, title and interest of the Credit Parties signatory to the Security Agreement in such pledged Collateral and other Collateral, as security for the Obligations.

4.22 Solvency. Immediately after giving effect to the disbursement of proceeds of the Loans pursuant to the instructions of Borrower, and the payment and accrual of all transaction costs in connection with the foregoing, Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent.

4.23 Economic Sanctions and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Credit Party and no Subsidiary of a Credit Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanctions laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person or (c) is controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

4.24 Economic Sanctions, FCPA, Patriot Act; Use of Proceeds. Each Credit Party and each of its Subsidiaries is in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), and (c) other federal or state laws relating to anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. Borrower will not, directly or to the knowledge of Borrower, indirectly, use the proceeds of any Loan to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of United States economic sanctions laws.

4.25 [Reserved].

4.26 Status as Senior Debt. The Obligations in respect of the Loans are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Loans.

4.27 FCPA and Related. No Credit Party nor any of its Subsidiaries nor any director, officer or, to the knowledge of such Credit Party, agent or employee of such Credit Party or Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA. Each Credit Party, and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and have established, and maintains, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

5.	FINANCIAL STATEMENTS AND INFORMATION

5.1 Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent for distribution to Lenders, as required, the following Financial Statements, notices and other information at the times, to the Persons and in the manner set forth below:

(a) Compliance Certificate. To Agent, concurrently with the delivery of any Financial Statements delivered pursuant to Section 5.1(b) or 5.1(c), a completed Compliance Certificate.

(b) Quarterly Financials. To Agent, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding Borrower and its consolidated Restricted Subsidiaries, certified by a Financial Officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments). In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a management discussion and analysis that includes a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c) Annual Audited Financials. To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its consolidated Restricted Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers), as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and certified without qualification as to going-concern or qualification arising out of the scope of the audit, by KPMG LLP, another independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to Agent. In addition, Borrower shall deliver to Agent and Lenders, together with such audited Financial Statements delivered pursuant to this clause, a management discussion and analysis that includes a comparison of performance for that Fiscal Year to the corresponding period in the prior year.

(d) Simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (b) and (c) above, to the extent that the Unrestricted Subsidiaries of Borrower, as of the last day of the applicable fiscal period, taken in the aggregate, constituted a Significant Subsidiary, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e) Information required to be delivered pursuant to this Section 5.1 may be delivered by electronic communication pursuant to procedures approved hereunder.

(f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of Borrower has actual knowledge of the existence of any Default, or Event of Default, telephonic or fax or electronic notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g) [reserved].

(h) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) would reasonably be expected to result in damages in excess of $90,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) would otherwise reasonably be expected to have a Material Adverse Effect.

(i) [Reserved].

(j) Other Documents. To Agent for distribution to Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as Agent shall from time to time reasonably request.

(k) [Reserved].

(l) Environmental Matters. To Agent, notice of any matter under any Environmental Law that has resulted or is reasonably expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Subsidiary and arising under any Environmental Law.

(m) ERISA/Pension Matters. To Agent, notice of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a liability of any Credit Party and the Restricted Subsidiaries in an aggregate amount exceeding $90,000,000 and a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that Borrower proposes to take with respect thereto and, upon Agent’s request, copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Title IV Plan.

(n) Change of Name; etc. Borrower agrees to notify Agent in writing, at the time of delivery of any Compliance Certificate, of any change in (i) the legal name of any Credit Party, (ii) the identity or type of organization or corporate structure of such Credit Party, or (iii) the jurisdiction of organization of such Credit Party.

6.	AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:

6.1 Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.8, each Credit Party shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve and keep in full force and effect (i) its corporate existence (except, as to Persons other than Credit Parties, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect) and (ii) its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except, in each case, referred to in this Section 6.1(a)(ii), (b) and (c) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2 Payment of Charges and Taxes.

(a) Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges, Taxes and claims payable by it, including: (i) material Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all material Charges with respect to Tax, social security, employer contributions and unemployment withholding with respect to its employees and (ii) lawful material claims for labor, materials, supplies and services or otherwise, in each case, before any thereof shall become past due, in each case, where the non-payment of such Charge, Tax or claim could give rise to a material Lien (other than Permitted Liens) or a Material Adverse Effect.

(b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a) and not pay or discharge such Charges, Taxes or claims while so contested; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP and (ii) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

6.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to Section 4.4.

6.4 Insurance; Damage to or Destruction of Collateral.

(a) Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Borrower will furnish to Agent, upon written request, information in reasonable detail as to the insurance so maintained.

6.5 Compliance with Laws. Each Credit Party shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all applicable provisions of law of any Governmental Authority, unless such failure of compliance would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the specific property affected by such non-compliance.

6.6 PATRIOT Act. No Credit Party or any Subsidiary thereof is in breach of or is the subject of any action or investigation under the PATRIOT Act.

6.7 Intellectual Property. Each Credit Party shall, and shall cause each Restricted Subsidiary to, (a) conduct its business without knowingly infringing any Intellectual Property of any other Person which infringement would reasonably be expected to result in a Material Adverse Effect, and (b) comply in all material respects with the obligations under its material Intellectual Property licenses.

6.8 Environmental Matters. Except where the failure to do so would not result in a Material Adverse Effect, each Credit Party shall, and shall cause the Restricted Subsidiaries to:

(a) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, except in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Ratings. Borrower shall use commercially reasonable efforts (x) to cause the Facility to be continuously rated by S&P and Moody’s, and (y) to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Borrower.

6.10 Further Assurances.

(a) Each Credit Party executing this Agreement agrees that it shall and shall cause each applicable Subsidiary to, at such Credit Party’s reasonable expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and take all such further actions (including the authorization of filing and recording of Code financing statements, fixture filings, and other documents, in each case to the extent reasonably requested by Agent), which may be required under any applicable law, or which Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens (subject to Permitted Liens), all at the reasonable expense of the Credit Parties and to the extent required by the Loan Documents.

(b) In the case of any Material Real Property, each Credit Party shall provide Agent with Mortgages with respect to such Material Real Property within 90 days (or such longer period as may be reasonably required with diligence and dispatch for the applicable Credit Party to secure compliance with the provisions of subdivisions (ii), (iii) and/or (iv) below not to exceed an additional 45 days in the aggregate, unless further extended by Agent as Agent may agree in its sole discretion) of (x) the date hereof with respect to all Material Real Property on Schedule 6.10(b) which lists completely and correctly each Material Real Property owned by Borrower or Grantor on the date hereof, and (y) the acquisition of Material Real Property which is acquired after the date hereof, in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as Agent may reasonably request and is available in the applicable jurisdiction, provided, however, that zoning reports from nationally recognized provider may be substituted for any zoning endorsement;

(iii) (A) American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 90 days before the date of acquisition of the property by the applicable Credit Party, certified to Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to Agent, or (B) existing surveys in lieu thereof so long as each such survey is accompanied by an affidavit of no material change, reasonably satisfactory to Agent and sufficient for the applicable title insurer to eliminate all standard survey-related exceptions to the applicable Mortgage Policy;

(iv) (A) evidence as to whether each Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood hazard (a “Flood Hazard Property”) pursuant to a standard “life-of-loan” flood hazard determination form ordered and received by Agent (together with a notice about special flood hazard area status and flood disaster assistance duly executed by Borrower and each Credit Party relating thereto), and (B) if such Mortgaged Property is a Flood Hazard Property, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent, in each case sufficient to comply with the Flood Insurance Laws;

(v) opinions of local counsel for the Credit Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to Agent; and

(vi) such other reasonably satisfactory evidence that all other actions that Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

(c) Notwithstanding anything to the contrary contained herein, Borrower nor any Subsidiary of Borrower shall be required to execute and deliver any joinder agreement, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer, (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of Borrower’s or such Subsidiary’s guaranty or security or (D) in the case of Con-way or any Subsidiary of Con-way, if the Con-way Existing Indebtedness is outstanding, would result in the breach of, or require the equal and ratable securing of, such outstanding Con-way Existing Indebtedness or the documents governing such Con-way Existing Indebtedness (as in effect on the Closing Date)

(d) In each jurisdiction in which there is a mortgage recording tax, intangible tax or other tax, levy, charge or assessment imposed with respect to the delivery or recordation of any Mortgage based upon the amount secured thereby, each such Mortgage shall not secure the amount of Indebtedness under this Agreement, but shall expressly state that the maximum amount secured thereby shall be an amount equal to the fair market value of the respective Material Real Property as determined hereunder.

6.11 ERISA Matters. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party and each Restricted Subsidiary to timely make all contributions, pay all amounts due, and otherwise perform such actions necessary to prevent the imposition of any Liens under ERISA or Section 412 of the IRC (each an “ERISA Lien”).

6.12 Future Guarantors.

(a) Within thirty (30) Business Days of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary, Borrower shall notify Agent of such event and, promptly thereafter (and in any event within 30 days or such longer period as Agent may agree) (i) cause each such new Restricted Subsidiary that is not an Excluded Subsidiary to deliver to Agent (A) a supplement to the Security Agreement substantially in the form attached hereto as Exhibit 2 to the Security Agreement, (B) a supplemental Guaranty in the form attached hereto as Exhibit 1.1(a) and (C) a supplemental joinder to each Intercreditor Agreement, (ii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Credit Party, cause such Credit Party to provide to Agent a supplement to the Security Agreement providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it (or, in the case of a Foreign Subsidiary, sixty-five percent (65%) of the total combined voting power of all classes of the voting Capital Stock of such Foreign Subsidiary and one-hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary, in each case to the extent that such Capital Stock does not constitute Excluded Property), together with appropriate certificates and powers, in form and substance reasonably satisfactory to Agent, and (iii) provide or cause to be provided to Agent all other customary and reasonable documentation which is reasonably requested by Agent in connection with the foregoing clauses (i) and (ii).

(b) Notwithstanding anything to the contrary contained herein, neither Borrower nor any Subsidiary of Borrower shall be required to execute and deliver any supplemental guarantee, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer, (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of Borrower’s or such Subsidiary’s guaranty or security as reasonably determined by Borrower and Agent or (D) is Excluded Property or Excluded Principal Property or otherwise would not be required with respect to the Collateral owned by a Credit Party pursuant to the terms of the Collateral Documents.

6.13 Access. Each Credit Party shall, during normal business hours, from time to time upon reasonable notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent, Lenders (coordinated through Agent) and any of their representatives and designees access to its properties, facilities, advisors, officers and employees, (b) permit Agent, Lenders and any of their officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, Lenders and their representatives and other designees, to inspect, review, evaluate and make test verifications and counts of the accounts, equipment and other Collateral of any Credit Party; provided, that to the extent that no Event of Default has occurred and is continuing, Borrower shall only be responsible for the costs of providing such access once per Fiscal Year. Furthermore, so long as any Event of Default has occurred and is continuing or at any time after all or any portion of the Obligations hereunder have been declared due and payable pursuant to Section 9.2(b), Borrower shall provide reasonable assistance to Agent to obtain access, which access shall be coordinated in scope and substance in consultation with Borrower, to their suppliers and customers.

6.14 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its reasonable discretion.

6.15 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4.

7.	NEGATIVE COVENANTS

Each Credit Party (to the extent applicable as set forth below) executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:

7.1 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) Borrower shall not permit any of the Restricted Subsidiaries (other than any Guarantor) to issue any shares of Preferred Stock; provided, however, that Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be no less than 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to Section 7.1(b)(xii) and (xvi)(A) below, together with any Refinancing Indebtedness in respect thereof, shall not exceed, in the aggregate, the greater of $540 million and 60% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (Indebtedness Incurred pursuant to this clause (a), the “Ratio Debt”).

(b) The limitations set forth in Section 7.1(a) shall not apply to:

(i) the Incurrence by Borrower or any Restricted Subsidiary of Indebtedness (including under the ABL Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder) up to an aggregate principal amount outstanding at the time of Incurrence that, together with the aggregate principal amount of Indebtedness outstanding under clause (xvii) below at the time of Incurrence, does not exceed the Borrowing Base;

(ii) the Incurrence by Borrower and the other Guarantors of Indebtedness under this Facility and the Con-way Bridge Facility (in each case, including any guarantees of any of the foregoing);

(iii) Indebtedness, Preferred Stock and Disqualified Stock of Borrower, the Guarantors and their Restricted Subsidiaries (including, for the avoidance of doubt, Con-way and any

Restricted Subsidiary which is a Subsidiary thereof) existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.1(b)) and, if such Indebtedness is for borrowed money and is in excess of $20,000,000, listed on Schedule 7.1 hereto;

(iv) Indebtedness (including Capitalized Lease Obligations) Incurred by Borrower or any Restricted Subsidiary, Disqualified Stock issued by Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $570 million and 50% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(v) Indebtedness Incurred by Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements of Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Obligations of Borrower under the Loans; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a

Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Guaranty of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi) obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(xii) Indebtedness or Disqualified Stock of Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $675 million and 60% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xii)); provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to this clause (xii) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant or clause (xvi)(A) below, and any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $540 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xiii) Indebtedness or Disqualified Stock of Borrower or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference at any time outstanding, together with Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) hereof, not greater than 100.0% of the net cash proceeds received by Borrower and the Restricted Subsidiaries since immediately after the Closing Date from the issue or sale of Equity Interests of Borrower or any direct or indirect parent entity of Borrower (which proceeds are contributed to Borrower or a Restricted Subsidiary) or cash contributed to the capital of Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from Borrower or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount) (it being understood that any Indebtedness incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 7.1(a) from and after the first date on which Borrower, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 7.1(a) without reliance upon this clause (xiii));

(xiv) any guarantee by Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guaranty of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Loans or such Guaranty, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guaranty, as applicable, and (B) if such guarantee is of Indebtedness of Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable;

(xv) the Incurrence by Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.1(a) and clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to Section 7.1(a) or clauses (i), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx) and (xxiv) of this Section 7.1(b), or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Latest Maturity Date of any Loans then outstanding were instead due on such date;

(B) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Loans or a Guaranty, as applicable, such Refinancing Indebtedness is junior in right of payment to the Loans or the Guaranty, as applicable, (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the

Collateral securing the Obligations hereunder, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations hereunder to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of ABL Intercreditor Agreement (and the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable) and (d) the ABL Facility, the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by the ABL Intercreditor Agreement, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement; and

(C) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of Borrower or a Guarantor, or (y) Indebtedness of Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (A) Borrower or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(A) Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B) the Fixed Charge Coverage Ratio of Borrower would be no less than immediately prior to such acquisition or merger, consolidation or amalgamation;

provided, that the amount of Indebtedness, Disqualified Stock and Preferred Stock that may be Incurred or issued, as applicable, pursuant to clause (xvi)(A) by Restricted Subsidiaries that are not Guarantors, together with all Indebtedness, Disqualified Stock or Preferred Stock Incurred by Restricted Subsidiaries that are not Guarantors pursuant the first paragraph of this covenant or clause (xii) above, together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof, shall not exceed, in the aggregate, the greater of $540 million and 60% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); provided, further, that with respect to Indebtedness incurred pursuant to clause (xvi)(A) (and not assumed);

(xvii) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Borrower or any Restricted Subsidiary other than a Securitization Subsidiary (except for Standard Securitization Undertakings); provided that the amount of Indebtedness outstanding under this clause (xvii) shall not exceed, when aggregated with all Indebtedness outstanding under clause (i) at the time of Incurrence, the maximum amount permitted under clause (i);

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(xix) Indebtedness of Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness of Restricted Subsidiaries of Borrower that are not Guarantors not to exceed at any one time outstanding (together with any Refinancing Indebtedness of Restricted Subsidiaries that are not Guarantors incurred in respect thereof pursuant to clause (xv) above) the greater of $270 million or 30% of Consolidated EBITDA as of the date on which such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);

(xxi) Indebtedness of Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness of Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Borrower or any direct or indirect parent of Borrower to the extent described in Section 7.2(b)(iv);

(xxiii) Indebtedness in respect of obligations of Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations; and

(xxiv) Indebtedness under asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by (1) Norbert Dentressangle S.A. or any of its Subsidiaries or (2) any Foreign Subsidiary of Borrower, in each case in the ordinary course of business consistent with past practice; provided that the amount of Indebtedness outstanding under this Section 7.1(b)(xxiv), together with any Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.1(b)(xv) shall not exceed, in the aggregate, the greater of $675 million and 75% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount).

(c) For purposes of determining compliance with this Section 7.1:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxiv) of Section 7.1(b) above or is entitled to be Incurred pursuant to Section 7.1(a), then Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.1; provided that Indebtedness outstanding under the ABL Credit Agreement shall be incurred under clause (i) of Section 7.1(b) above and may not be reclassified and Indebtedness outstanding under the Con-way Bridge Credit Agreement shall be incurred under clause (ii) of Section 7.1(b) above and may not be reclassified; and

(ii) at the time of incurrence, Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in Section 7.1(a) or (i) through (xxiv) of Section 7.1(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.1(a) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).

(iii) in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 7.1(a), clause (i) of Section 7.1(b) or clause (xvi) of Section 7.1(b), Borrower or the applicable Restricted Subsidiary may, by notice to Agent at any time prior to the actual Incurrence of such Indebtedness designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Agreement to have been Incurred on the date of such prior notice until such date as such notice is withdrawn.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.1. Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.1.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

7.2 Limitation on Restricted Payments.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of Borrower or any direct or indirect parent of Borrower;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of Borrower, or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.1(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, Borrower could Incur $1.00 of additional Indebtedness under Section 7.1(a); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (vi)(C), (viii) and, solely to the extent provided therein, (xviii) of Section 7.2(b), but excluding all other Restricted Payments permitted by Section 7.2(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 7.2(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Borrower, any direct or indirect parent of Borrower or any Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Borrower or any direct or indirect parent of Borrower or contributions to the equity capital of Borrower (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Borrower) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of Refunding Capital Stock; and

(C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.2(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Borrower or a Guarantor, which is Incurred in accordance with Section 7.1 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);

(B) such Indebtedness is subordinated to the Loans or the related Guaranty of such Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Loans then outstanding; and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Borrower or any direct or indirect parent of Borrower held by any future, present or former employee, director, officer or consultant of Borrower or any Subsidiary of Borrower or any direct or indirect parent of Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $45 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years up to a maximum of $60 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of Borrower or any direct or indirect parent of Borrower (to the extent contributed to Borrower) to employees, directors, officers or consultants of Borrower and the Restricted Subsidiaries or any direct or indirect parent of Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.2(b)(viii)), plus

(B) the cash proceeds of key man life insurance policies received by Borrower or any direct or indirect parent of Borrower (to the extent contributed to Borrower) or the Restricted Subsidiaries after the Closing Date;

provided that Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to Borrower or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of Borrower, any Restricted Subsidiary or the direct or indirect parents of Borrower in connection with a repurchase of Equity Interests of Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 7.2 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 7.1;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date;

(B) a Restricted Payment to any direct or indirect parent of Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of Borrower issued after the Closing Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by Borrower from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Closing Date; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.2(b)(ii); provided, however, in the case of each of clauses (A) and (B) above of this clause (vi), that for the most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions and treating such Designated Preferred Stock as Indebtedness for borrowed money for such purpose) on a pro forma basis (including a pro forma application of the net proceeds therefrom), Borrower would have had a Fixed Charge Coverage Ratio no less than 2.00 to 1.00.

(vii) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the sum of (a) the greater of $180 million and 20% of Consolidated EBITDA as of the date of such Investment and (b) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not Borrower or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this clause (vii) for so long as such Person continues to be Borrower or a Restricted Subsidiary;

(viii) Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;

(ix) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (ix) that are at that time outstanding, not to exceed the greater of $500 million and 55% of Consolidated EBITDA as of the date such Restricted Payment is made;

(x) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xi) with respect to any taxable period for which Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions to any direct or indirect parent of Borrower to pay the portion of the taxes of such Tax Group attributable to the income of Borrower and/or its applicable Subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes (as applicable) that Borrower and/or its applicable Subsidiaries would have paid for such taxable period had Borrower and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to Borrower or any Restricted Subsidiary for such purpose;

(xii) any Restricted Payment, if applicable:

(A) in amounts required for any direct or indirect parent of Borrower to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Borrower and general corporate operating and overhead expenses of any direct or indirect parent of Borrower, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Borrower, if applicable, and its Subsidiaries;

(B) [reserved]; and

(C) in amounts required for any direct or indirect parent of Borrower to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);

(xiii) repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xiv) purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing and the payment or distribution of Securitization Fees;

(xv) Restricted Payments by Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xvi) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described in Section 7.4 or in connection with customary change of control offers; provided that if such transaction constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived);

(xvii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Borrower and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.8; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change of Control, all Loans shall have been repaid in full (or the Change of Control Event of Default shall have been waived); and

(xviii) other Restricted Payments; provided that the Consolidated Secured Net Leverage Ratio of Borrower for the most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis, is less than 2.00 to 1.00; provided, further, that any Restricted Payments made in reliance on this clause (xviii) shall reduce the Cumulative Credit in an amount equal to the amount of such Restricted Payment but the Cumulative Credit shall not be reduced below zero as a result thereof;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (vii), (ix), (x) and (xviii) of this Section 7.2(b), no Default shall have occurred and be continuing or would occur as a consequence thereof (provided, however, that Borrower may make regularly-scheduled dividend payments on its existing Series A Preferred Stock in accordance with the terms thereof pursuant to Section 7.2(ix), regardless of whether any Default has occurred or is continuing or would occur as a consequence thereof); provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Borrower) of such property.

(c) As of the Closing Date, all of the Subsidiaries of Borrower other than XPO Escrow Sub, LLC will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

7.3 Dividend and Other Payment Restrictions Affecting Subsidiaries. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to Borrower or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or

(b) make loans or advances to Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i) (i) contractual encumbrances or restrictions in effect on the Closing Date (including encumbrances or restrictions imposed on Con-way and any Subsidiary thereof which is a Restricted Subsidiary) and (ii) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, the ABL Credit Agreement (and all guarantee, security and other documents relating thereto), the Con-way Bridge Credit Agreement and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;

(ii) (x) the 2019 Notes Indenture, the 2019 Notes or the guarantees thereunder and (y) the 2021/2022 Notes Indenture, the 2021 Notes, the 2022 Notes or the guarantees thereunder;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any agreement or other instrument of a Person acquired by Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(v) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(vi) Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.1 and Section 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(ix) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(x) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(xi) any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitations, licenses of intellectual property) or other contracts;

(xii) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary;

(xiii) other Indebtedness, Disqualified Stock or Preferred Stock (a) of Borrower or any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Borrower’s or any Guarantor’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Borrower), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Closing Date pursuant to Section 7.1;

(xiv) any Restricted Investment not prohibited by Section 7.2 and any Permitted Investment; or

(xv) any encumbrances or restrictions of the type referred to in Section 7.3(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.4 Asset Sales.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Borrower or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by Borrower) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Borrower or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on Borrower’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Borrower or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans or any Guaranty) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by Borrower or such Restricted Subsidiary from such transferee that are converted by Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale,

(iv) consideration consisting of Indebtedness of Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not Borrower or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(a)(v) that is at that time outstanding, not to exceed the greater of $225 million and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this Section 7.4(a).

7.5 Transactions with Affiliates.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $45 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $112.5 million, Borrower delivers to Agent a resolution adopted in good faith by the majority of the Board of Directors of Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 7.5(a) shall not apply to the following:

(i) transactions between or among Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Borrower and any direct parent of Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 7.2 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Borrower, any Restricted Subsidiary, or any direct or indirect parent of Borrower;

(iv) transactions in which Borrower or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.5(a);

(v) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of Borrower in good faith;

(vi) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by Borrower;

(vii) the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability Borrower agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, any transaction, agreement or arrangement described in the 2021/2022 Notes Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;

(viii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(ix) any transaction effected as part of a Qualified Securitization Financing;

(x) the issuance of Equity Interests (other than Disqualified Stock) of Borrower to any Person;

(xi) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Borrower or the Board of Directors of any direct or indirect parent of Borrower, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(xii) the entering into of any tax sharing agreement or arrangement that complies with Sections 7.2(b)(xi) and 7.2(b)(xii) and the performance under any such agreement or arrangement;

(xiii) any contribution to the capital of Borrower;

(xiv) transactions permitted by, and complying with, Section 7.8;

(xv) transactions between Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of Borrower or any direct or indirect parent of Borrower; provided, however, that such director abstains from voting as a director of Borrower or such direct or indirect parent of Borrower, as the case may be, on any matter involving such other Person;

(xvi) pledges of Equity Interests of Unrestricted Subsidiaries;

(xvii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xviii) any employment agreements entered into by Borrower or any Restricted Subsidiary in the ordinary course of business;

(xix) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Borrower in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(xx) non-exclusive Licenses of Intellectual Property to or among Borrowers, their respective Restricted Subsidiaries and their Affiliates.

7.6 [Reserved].

7.7 Liens.

(a) Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.

(b) Notwithstanding anything herein to the contrary, Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness for borrowed money in excess of $100,000,000 on any Excluded Principal Property owned by any Credit Party without effectively providing that the Loans outstanding at such time (together with, if Borrower shall so determine, any other Indebtedness for borrowed money of Borrower or such Restricted Subsidiary existing at such time or thereafter created that is not subordinate to the Loans) shall be secured by Liens on such Excluded Principal Property (as and to the extent such assets would otherwise constitute Collateral were they not an Excluded Principal Property) (i) on a pari passu basis with, or on a senior basis to, such secured Indebtedness for borrowed money and/or (ii) on a junior basis to any Liens on such Excluded Property securing the ABL Credit Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify the ABL Credit Agreement), to the extent required by the provisions of the ABL Intercreditor Agreement, so long as such secured Indebtedness for borrowed money shall be so secured (and, for the avoidance of doubt, the Loans shall no longer be required to be secured by Liens on any such Excluded Principal Property at any time that such Excluded Principal Property ceases to be subject to Liens securing Indebtedness for borrowed money in excess of $100,000,000).

(c) For purposes of determining compliance with this Section 7.7, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 7.7(a), Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph. Notwithstanding the foregoing, Liens securing the ABL Credit Agreement shall be incurred pursuant to paragraph (6)(B) of the definition of Permitted Liens and may not be reclassified.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

7.8 When Borrower and Guarantors May Merge or Transfer Assets.

(a) Borrower may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i) Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (Borrower or such Person, as the case may be, being herein called the “Successor Company”); provided that in the event that the Successor Company is not a corporation, a co-obligor of the Loans is a corporation;

(ii) the Successor Company (if other than Borrower) expressly assumes all the obligations of Borrower under the Loan Documents pursuant to joinder or other applicable documents or instruments (including Collateral Documents or supplements or joinders thereto) in form reasonably satisfactory to Agent;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted

Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.1(a); or

(B) the Fixed Charge Coverage Ratio of Borrower would be no less than such ratio immediately prior to such transaction;

(v) if Borrower is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental documentation confirmed that its Guaranty of the Obligations hereunder (and related grant of a security interest in the Collateral) shall apply to such Person’s obligations under the Loan Documents; and

(vi) the Successor Company shall have delivered to Agent (x) information reasonably requested in writing by Agent (or any Lender through Agent) reasonably required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations and (y) an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental documentation (if any) comply with this Agreement.

The Successor Company (if other than Borrower) will succeed to, and be substituted for, Borrower under this Agreement and the other Loan Documents, and in such event Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 7.8(a), (A) Borrower or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary or, provided that Borrower is the Successor Company, Borrower, and (B) Borrower may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating Borrower in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdictions”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of Borrower and the Restricted Subsidiaries is not increased thereby. This Section 7.8(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Borrower and the Restricted Subsidiaries.

(b) Subject to Section 13.10 hereof, no Guarantor shall, and Borrower shall not permit any such Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(i) either (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, pursuant to supplemental documentation or other applicable documents or instruments (including Collateral Documents, or supplements or joinders thereto) in form reasonably satisfactory to Agent, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.4; and

(ii) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental documentation (if any) comply with this Agreement.

Except as otherwise provided in this Agreement, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under this Agreement and the other Loan Documents or the Guaranty, as applicable, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents or its Guaranty. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Guarantor is not increased thereby and (2) a Guarantor may merge, amalgamate or consolidate with Borrower or another Guarantor.

In addition, notwithstanding the foregoing, a Guarantor may consolidate, amalgamate or merge with or into or wind up or convert into, liquidate, dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to Borrower or any Guarantor.

Notwithstanding the foregoing, in no event shall any Credit Party that is a Non-Con-way Subsidiary be merged, amalgamated or consolidated with or into, or transfer all or substantially all of its property or business to, a Con-way Subsidiary if such transaction would cause Equity Interests or any Principal Property owned by a Non-Con-way Subsidiary to become Excluded Principal Property, unless Borrower agrees that such property will not constitute Excluded Property.

7.9 OFAC; Patriot Act. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply in all material respects with the laws, regulations and executive orders referred to in Section 4.23 and Section 4.24.

7.10 Change of Fiscal Year. Borrower shall not change its Fiscal Year without prior notice to Agent, in which case, Borrower and Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

7.11 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of an ERISA Lien or (ii) an ERISA Event to the extent such ERISA Event or ERISA Lien, either alone or together with all such other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

8.	TERM

8.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Termination Date.

9.	DEFAULTS AND REMEDIES

9.1 Events of Default. The occurrence of any one or more of the following events constitute an “Event of Default”:

(a) there is a default in any payment of interest or other amounts (other than principal or premium) on any Loans when due, and such default continues for a period of five Business Days; or

(b) there is a default in the payment of principal or premium, if any, of any Loans when due, upon declaration or otherwise; or

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any certificate or document furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.1(f), 6.1(a) (solely as to Borrower) or 6.15 or in Section 7; or

(e) default shall be made in the due observance or performance by Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from Agent to Borrower (which notice shall also be given at the request of any Lender); or

(f) (i) Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness for which the aggregate principal amount exceeds $90 million, when and as the same shall become due and payable, or (ii) Borrower or any Restricted Subsidiary shall breach or default any other material term of Indebtedness for which the aggregate principal amount exceeds $100 million beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity, provided that this clause (f)(ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (2) for the avoidance of doubt, to Con-way Existing Indebtedness that becomes due as a result of the consummation of the Con-way Offer or the Con-way Merger; or

(g) Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case; or

(ii) consents to the entry of an order for relief against it in an involuntary case; or

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency, or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Borrower or any Significant Subsidiary in an involuntary case; or

(ii) appoints a Custodian of Borrower or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of Borrower or any Significant Subsidiary; or

any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days; or

(i) there is a failure by Borrower or any Restricted Subsidiary to pay final judgments aggregating in excess of $90 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days; or

(j) any material provision of any Loan Document for any reason (other than due to (i) Agent’s failure to take or refrain from taking any action under its sole control or (ii) Agent’s loss of possessory Collateral that was in its possession or failure to file Uniform Commercial Code continuation statements) ceases to be in full force and effect (or any Credit Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Loan Document ceases to create a valid and perfected security interest in any material portion of the Collateral purported to be covered thereby (subject to Permitted Liens and qualifications with respect to perfection set forth in this Agreement) having the priority contemplated by the Collateral

Documents and the applicable Intercreditor Agreements, except to the extent that any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually delivered to them representing securities pledged under the Collateral Documents or to file Code financing statements or continuation statements or other equivalent filings; or

(k) a Change of Control shall have occurred; or

(l) an ERISA Event shall have occurred that, when taken either alone or together with all other such ERISA Events then outstanding, would reasonably be expected to have a Material Adverse Effect.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

9.2 Remedies.

(a) [Reserved].

(b) If any Event of Default has occurred and is continuing, Agent shall, at the written request of the Requisite Lenders, take any or all of the following actions (i) declare all or any portion of the Obligations hereunder (other than, for the avoidance of doubt, Obligations under any Secured Hedge Agreement), including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code and any other applicable law of any jurisdiction; provided, upon the occurrence of an Event of Default specified in Section 9.1(f) or Section 9.1(g) relating to Borrower only, all of the Obligations hereunder shall become immediately due and payable without declaration, notice or demand by any Person. Agent shall, as soon as reasonably practicable, provide to Borrower notice of any action taken pursuant to this Section 9.2(b) (but failure to provide such notice shall not impair the rights of Agent or the Lenders hereunder and shall not impose any liability upon Agent or the Lenders for not providing such notice).

9.3 Waiver by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives, to the fullest extent permitted by law (including for purposes of Article 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent as Collateral on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Each Credit Party acknowledges that in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to Agent and the Lenders; therefore, such Credit Party agrees, except as otherwise provided in this Agreement or by applicable law, that Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.	APPOINTMENT OF AGENT

10.1 Appointment of Agents. MSSF, as Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to Borrower and to act as agent on behalf of all Lenders with respect to Collateral of the Credit Parties under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.6 and 10.11). In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and no Agent shall have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, nor shall they be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of Agent expose Agent to Environmental Liabilities, or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

10.2 Agents’ Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct or that of its Affiliates or their respective directors, officers, agents or employees as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.

Except for action requiring the approval of Requisite Lenders or all Lenders, as the case may be, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless Agent shall have been instructed by Requisite Lenders or all Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. No Agent shall incur any liability to the Lenders under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence, bad faith, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. No Agent shall be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders or all Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

10.3 MSSF and Affiliates. With respect to its Commitments hereunder, MSSF shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include MSSF in its individual capacity. MSSF and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if MSSF were not Agent and without any duty to account therefor to Lenders. MSSF and each of its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender acknowledges the potential conflict of interest between MSSF, as a Lender, holding disproportionate interests in the Loans, and MSSF, as Agent.

10.5 Indemnification. Each Lender severally agrees to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith in accordance with its Pro Rata Share; provided, that no Lender shall be liable to Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender severally agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

10.6 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders (in consultation with Borrower) shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder, in each case, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

10.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account (other than Excluded Accounts (as defined in the Security Agreement)) of a Credit Party (regardless of whether such balances are then due to such Credit Party) and any other Indebtedness at any time held or owing by that Lender or that holder to or for the credit or for the account of a Credit Party against and on account of any of the Obligations hereunder that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations hereunder in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations hereunder as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.16 or 2.14). Each Credit Party agrees, to the fullest extent permitted by law and subject to the limitations set forth above, that any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations hereunder owed to it and may sell participations in such amounts so offset to other Lenders and holders. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. If a Defaulting Lender or Impacted Lender receives any such payment as described in this Section 10.7, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.1(d).

10.8 Dissemination of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party, any Subsidiary, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document, and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

10.9 Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders; provided, however, that (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law and (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.

10.10 Procedures. Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations hereunder are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on such E-System.

10.11 Collateral Matters.

(a) Lenders hereby irrevocably authorize and direct Agent to release Liens upon any Collateral (and any such Liens shall be automatically released), without further action by Agent or any other Person,, (i) upon the Termination Date; (ii) in respect of property of any Subsidiary being sold or disposed of or transferred (including property owned by any Subsidiary being sold or disposed of or transferred) if the sale or Disposition or transfer is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and Agent may, in its discretion, request, and rely conclusively without further inquiry on, a certificate from the Borrower certifying as such prior to Agent taking any action to evidence such release) or such sale or Disposition is approved by the Requisite Lenders (or such greater number of Lenders as may be required under Section 12.2); (iii) to the extent the applicable Collateral is or becomes Excluded Property and/or Excluded Principal Property; (iv) to the extent the applicable Collateral constitutes property leased to Credit Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) to the extent the Credit Party owning such Collateral is released from its Obligations hereunder (pursuant to Section 13.10 or otherwise); or (vi) as required by the terms of any Intercreditor Agreement. Upon request by Agent or Borrower at any time, Lenders will confirm in writing Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11. In addition, the Lenders hereby authorize Agent, to subordinate any Lien granted to or held by Agent upon any Collateral to any Lien on such asset permitted pursuant to paragraph (6)(C) of the definition of Permitted Lien. In addition, the Guaranty of the Obligations by, and the liens on the assets of, any Restricted Subsidiary which is designated as an Unrestricted Subsidiary will automatically be terminated and released at the time of such designation.

(b) Promptly, and in any event not later than five (5) Business Days’ following written request by Borrower, Agent shall (and is hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon Collateral as contemplated by Section 10.11(a); provided, however, that (i) Agent shall be fully protected in relying on such certification by Borrower (and shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty contained therein) and any execution and delivery of such requested documentation shall be without recourse or warranty to Agent (other than Agent’s authority to execute and deliver such documents) and (ii) such release shall not in any manner discharge, affect or impair the Obligations hereunder or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent contemplated by the Collateral Documents.

10.12 Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “syndication agent”, “documentation agent”, “arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. No Agent, Lender, “syndication agent”, “documentation agent”, “arranger” or “bookrunner” has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder. If necessary or appropriate Agent may appoint a Person to serve as separate collateral agent under any Loan Document. Each right and remedy intended to be available to Agent under the Loan Document shall also be vested in Agent. The Lenders shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If such Person appointed by Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of Agent, to the extent permitted by applicable law, shall vest in and be exercised by Agent until appointment of a new agent.

10.13 Distribution of Materials to Lenders.

(a) Borrower acknowledges and agrees that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, Borrower hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available to, the Lenders by posting such Borrower Materials on an E-System (the

“Borrower Workspace”). Borrower authorizes Agent to download copies of its logos from its website and post copies thereof on Borrower Workspace. Borrower hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of Borrower Workspace designated “Public Investor”, and (iv) Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of Borrower Workspace not designated “Public Investor.”

(b) Each Lender represents, warrants, acknowledges and agrees that (i) Borrower Materials may contain MNPI concerning Borrower, its Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Borrower Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.

(c) If any Lender has elected to abstain from receiving MNPI concerning Borrower, their Affiliates or their securities, such Lender acknowledges that, notwithstanding such election, Agent and/or Borrower will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and Borrower upon oral or written request therefor by Agent or Borrower. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning Borrower, its Affiliates or their securities.

10.14 Agent. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of Agent under the Loan Documents shall be made by Agent.

10.15 Intercreditor Agreements. The Lenders and the other Secured Parties hereby irrevocably authorize and instruct Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) the ABL Intercreditor Agreement, (ii) any Pari Passu Intercreditor Agreement with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be pari passu with the Liens securing the Obligations under this Agreement and (iii) any Junior Intercreditor Agreement with the collateral agent or representative of the holders of Indebtedness secured by a Lien permitted hereunder and intended to be junior to the Liens securing the Obligations under this Agreement (any of the foregoing, an “Intercreditor Agreement” and, collectively, the “Intercreditor Agreements”). The Lenders and the other Secured Parties irrevocably agree that (x) Agent may rely exclusively on a certificate of an Officer of Borrower as to whether the Liens governed by such Intercreditor Agreement and the priority of such Liens as contemplated thereby are not prohibited and

(y) any Intercreditor Agreement entered into by Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.1 hereof to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.

11.	ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS

11.1 Assignment and Participations.

(a) Subject to the terms of this Section 11.1, any Lender may make an assignment, or sell participations in, at any time or times, the Loan Documents, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, to an Eligible Assignee (in the case of an assignment) or to any Person (in the case of a participation). Any assignment by a Lender shall be subject to the following conditions:

(i) Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) or otherwise in form and substance reasonably satisfactory to and acknowledged by Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to Agent (unless such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund). Agent, acting as Borrower’s agent, shall maintain at one of its offices listed in Section 12.10 (as may be updated from time to time pursuant to Section 12.10), a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). Agent shall accept and record into the Register each Assignment Agreement that it receives which is executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(ii) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 11.1(a)(ii)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment shall not be less than $5,000,000, and in increments of $1,000,000 unless each of (1) Agent and (2) so long as no Event of Default under Sections 9.1(a), (f) or (g) has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and Borrower shall be deemed to have consented to such assignment unless Borrower shall have objected thereto by written notice to Agent within ten (10) Business Days after having received such Assignment Agreement).

(iii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.1(a)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).

(iv) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.1(a)(ii)(B) and, in addition:

(A) the consent of Borrower for any assignment (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is to or by MSSF in connection with the initial syndication of the Loans and Commitments; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within ten (10) Business Days after having received written notice thereof; and

(B) the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(b) In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations hereunder, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1, (i) any Lender may at any time pledge the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations hereunder held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party or any Affiliate of a Credit Party.

(c) A Lender may at any time, without consent of or notice to Borrower or Agent, sell participations to any Person (other than a natural person or Borrower, any Subsidiary or any Affiliate thereof, or any Disqualified Institution (to the extent that the list of Disqualified Institutions has been made available to all Lenders) in all or a portion of such lender’s rights and/or obligation under this Agreement; provided that any such participation by a Lender shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loans participated; (ii) any extension of the final maturity date thereof; and (iii) any release of all or substantially all of the Collateral or the value of the Guaranties (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13 and 2.14 Borrower acknowledges and agrees that a participation shall give rise to an obligation of Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that, such participant (A) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the Lender from whom it received its participation would have been entitled to receive with respect to the participation sold to such participant and (B) complies with the provisions of Sections 2.13(d), 2.14(d) and 2.14(g) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Except as set forth in this paragraph, neither Borrower nor any Credit Party shall have any obligation or duty to any participant and shall continue to deal solely and directly with the Lender selling the participation. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Person that is not an Eligible Assignee and participations shall not require Borrower’s or Agent’s prior written consent.

(d) Except as expressly provided in this Section 11.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations hereunder owed to such Lender.

(e) Any Lender may furnish information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.

(f) No Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund LIBOR Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.16(a).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 11.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(h) Notwithstanding anything to the contrary in this Agreement, including Section 10.7 (pertaining to sharing of payments) (which provisions shall not be applicable to clauses (h) or (i) of this Section 11.1), any of Borrower or its Subsidiaries may purchase by way of assignment and become an Assignee with respect to Loans at any time and from time to time from Lenders in accordance with Section 11.1(a) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the ABL Credit Agreement, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 11.1(i), (C) in connection with any such Permitted Loan Purchase, any of Borrower or its Subsidiaries and such Lender that is the assignor shall execute and deliver to Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 11.1(a)(i)) and shall otherwise comply with the conditions to assignments under this Section 11.1 and (D) no Default or Event of Default would exist immediately after giving effect on a pro forma basis to such Permitted Loan Purchase.

(i) Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Loans and Borrower shall, upon consummation of any Permitted Loan Purchase, notify Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

11.2 Successors and Assigns. This Agreement and the other Loan Documents is binding on and inures to the benefit of each Credit Party, Agent, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and all of the Lenders; provided that Agent and the Lenders shall be deemed to have consented to any assignment, transfer, hypothecation or conveyance of rights, benefits, obligations or duties to any successor of a Credit Party as a result of the consummation of a merger, consolidation, amalgamation or other fundamental change or transaction permitted under Section 7. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents (other than the Indemnified Persons).

11.3 Certain Assignees. No assignment or participation may be made to Borrower, any Affiliate of Borrower, Defaulting Lender or a natural person.

12.	MISCELLANEOUS

12.1 Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by Borrower, the other Credit Parties signatory hereto, the Lenders and Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower, the other Credit Parties party hereto, Agent and each Lender, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of Borrower, any other Credit Party, any Lender or Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and any Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

12.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders or all directly and adversely affected Lenders as provided in Section 12.2(c). Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3 to the making of any Loan shall be effective unless the same shall be in writing and signed by Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 3.1 unless the same shall be in writing and signed by Agent and Requisite Lenders.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on, composition of interest on (i.e., cash pay or payment-in-kind) or Fees payable with respect to any Loan of any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (iii) extend the final maturity date or scheduled payment date of any principal amount of any Loan of any Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations hereunder as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (v) release all or substantially all of the value of the Guaranties, except as otherwise permitted herein or in the other Loan Documents, release (or, except as contemplated in the ABL Intercreditor Agreement, subordinate the Lien of Agent in), or permit any Credit Party to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all

Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definition of the term “Requisite Lenders”; or (viii) amend the allocation and waterfalls in Section 2.9. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document, including any release of any Guaranty requiring a writing signed by all of the Lenders or release of any Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding anything in this Section 12.2 to the contrary, this Agreement and the other Loan Documents may be amended by Agent and each Credit Party party thereto in accordance with Section 2.15, 2.16 and 2.17 to provide for, or to incorporate the terms of, any Incremental Loans, Refinancing Loans or Extended Loans and to provide for non-Pro Rata borrowings and payments of any amounts hereunder as between the Loans and any Incremental Loans, Refinancing Loans or Extended Loans, in each case with the consent of Agent but without the consent of any Lender. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations hereunder at the time outstanding and each future holder of the Obligations hereunder. Any amendment, modification, waiver, consent, termination or release of any Secured Hedge Agreement may be effected by the parties thereto without the consent of the Lenders.

(d) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly and adversely affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.2(d) being referred to as a “Non-Consenting Lender”), then, with respect to this Section 12.2(d), so long as Agent is not a Non-Consenting Lender, at Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent (but shall have no obligation) to purchase from any such Non-Consenting Lenders, and any such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of any such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees (including fees payable in accordance with Section 2.3(a)(ii)) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), Borrower shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by Borrower, the replacement Lender and Agent, shall be effective for purposes of this Section 12.2(d) and Section 11.1.

(e) Upon the Termination Date, Agent shall deliver to Borrower termination statements, security releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

(f) Notwithstanding the foregoing, no Lender’s consent is required to enter into any Intercreditor Agreement, or to effect any amendment, modification or supplement to the ABL Intercreditor Agreement, any other Intercreditor Agreement permitted under this Agreement (i) that is for the purpose of adding the holders of Indebtedness permitted hereunder (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement (or the comparable provisions, if any, of any other Intercreditor Agreement or arrangement permitted under this Agreement) or (iii) that is otherwise permitted by Section 10.15 hereof; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent hereunder or under any other Loan Document without the prior written consent of Agent, as applicable.

(g) Notwithstanding anything herein to the contrary, any amendment, modification, waiver, consent, termination or release of any Secured Hedge Agreement may be effected by the parties thereto without the consent of the Lenders.

(h) Further, notwithstanding anything to the contrary contained in this Section 12.2, technical and conforming modifications to the Loan Documents may be made with the consent of Borrower and Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency; provided, that Agent shall notify the Lenders of any such proposed modifications and no such modification shall become effective if the Requisite Lenders have objected thereto within five (5) Business Days after the delivery of such notice.

12.3 Fees and Expenses. Borrower shall reimburse: (i) Agent and Lead Arrangers for all reasonable documented fees, reasonable documented out-of-pocket costs and expenses (including the reasonable documented fees and reasonable documented out-of-pocket expenses of one firm of counsel); and (ii) Agent and Lead Arrangers (and, with respect to clauses (b), (c) and (d) below, all Lenders for all reasonable documented out-of-pocket fees, costs and expenses, including the reasonable documented fees, reasonable documented out-of-pocket costs and expenses of one firm of counsel for Agent, Lead Arrangers and Lenders, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where Agent, Lead Arrangers or the Lender affected by such conflict informs Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents, and incurred in connection with:

(a) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents and the transactions contemplated thereby or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s (or such Person’s Related Person’s) gross negligence, bad faith, material breach or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against Agent, in such capacity in connection with fulfilling any such roles;

(c) any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

(d) any workout or restructuring of the Loans upon the occurrence and during the continuance of one or more Events of Default; and

(e) efforts to (i) monitor the Loans or any of the other Obligations hereunder, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs and (iii) subject to the limitations contained herein verify, protect, evaluate, assess, appraise, audit, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (d) above, all reasonable and documented professionals fees, including, but not limited to appraisers’, field examiners’ and attorneys’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable documented out-of-pocket expenses, costs, charges and other fees incurred by such professionals in connection with or relating to any of the events or actions described in this Section 12.3. All amounts under this Section 12.3 shall be payable no later than 20 days after written demand therefore (together with reasonably detailed supporting documentation submitted to a Financial Officer of Borrower).

12.4 No Waiver. Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Borrower specifying such suspension or waiver.

12.5 Remedies. Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

12.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

12.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.8 Confidentiality. Each Lender and Agent agrees to maintain, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential or disclosed under circumstances where it is reasonable to assume that such information is confidential (the “Information”), except that such Information may be disclosed by the Lenders or Agent (i) with Borrower’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority, including any governmental bank regulatory authority (in which case Agent shall notify Borrower, to the extent not prohibited by law or legal process; provided that no notice shall be required in the case of disclosure to bank regulatory authorities having jurisdiction over Agent or any Lender), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or participants, and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons, (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency and (xi) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8. In the event of any conflict between the terms of this Section 12.8 and those of any Loan Document, the terms of this Section 12.8 shall govern.

Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied to the federal tax treatment and federal tax structure of the Loans (the “Tax Structure”) (and any related transactions or arrangements) from the commencement of discussions between the parties, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the Tax Structure and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the Tax Structure. The preceding sentence is intended to cause the Tax Structure to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. Each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax Structure.

12.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

12.10 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in this Section 12.10 (or to such other address as may be hereafter notified by the respective parties hereto), or (B) the party to be notified at its address specified on the signature page of this Agreement or any applicable Assignment Agreement, (ii) to the extent given by a Credit Party posted to any E-System set up by or at the direction of Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System. Notice addresses as of the Closing Date shall be as set forth below:

(i) If to Agent, at

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

Primary Contact: Crystal Dadd

Telephone No. (Group Hotline): (917) 260-0588

Telephone No. (Primary Contact): (917) 260-5232

Fax: (212) 507-6680

Email (Group): AGENCY.BORROWERS@morganstanley.com

Email (Primary Contact): Crystal.Dadd@morganstanley.com

(ii) If to Borrower, at

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06831

Attn: Gordon Devens

Fax: (203) 629-7073

Telephone No.: (203) 413-4003

Email: Gordon.devens@xpologistics.com

(b) Effectiveness.

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, five (5) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to an E-System pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (to the extent required under the Loan Documents) except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

12.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

12.12 Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14 Press Releases and Related Matters. Each Credit Party consents to the publication by Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

12.15 Reinstatement. This Agreement shall remain in full force and effect should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations hereunder, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.16, with its counsel.

12.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.18 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act.

12.19 Currency Equivalency Generally; Change of Currency.

(a) For the purposes of making valuations or computations under this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify with Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

12.20 [Reserved].

12.21 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 12.10(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Borrower and each Lender party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the use of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C)(i) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural applicable law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.21, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

12.22 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

12.23 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, Agent, Lead Arranger, and for the purposes of Section 2.11, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender nor any Credit Party (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

12.24 Relationships between Lenders and Credit Parties. Borrower acknowledge and agree that the Lenders are acting solely in the capacity of an arm’s length contractual counterparty to Borrower with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, Borrower or any other Person. Additionally, no Lender is advising Borrower or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Borrower shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to Borrower with respect thereto. Any review by the Lenders of Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of Borrower.

12.25 Intercreditor Agreements. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements (attached hereto as Exhibits 1.1(b), 1.1(e) and 1.1(f)), (b) agrees that it will be bound by and take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs Agent to enter into the Intercreditor Agreements as Agent on behalf of such

Lender and to enter into such amendments thereto as contemplated by Section 12.2(f) hereof. In the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement or any other Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement or any other Intercreditor Agreement, as applicable, shall control.

13.	GUARANTY

13.1 Guaranty.

(a) Each Guarantor hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and the Lenders by Borrower. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until the repayment of the Loans and termination of the Commitments, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;

(ii) the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its Lien, if any, against, any security for the Obligations hereunder or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(iv) the insolvency of any Credit Party; or

(v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.

(b) Each Guarantor expressly represents and acknowledges that it is part of a common enterprise with Borrower and that any financial accommodations by Lenders, or any of them, to Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Guarantors.

13.2 Waivers by Guarantors. Each Guarantor expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations hereunder guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations hereunder before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan

Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement. Each Guarantor expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations hereunder, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations hereunder, notice of adverse change in Borrower’s financial condition or any other fact which might increase the risk to Borrower).

13.3 Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent or Lenders, the obligations of such other Credit Party under the Loan Documents.

13.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations hereunder any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Maturity Date. Each Credit Party acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that such Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations hereunder. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations hereunder and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations hereunder. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the amount of all Loans advanced to Borrower; and

(b) the amount that could be claimed by Agent and Lenders from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 13.7.

13.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Guarantor shall make a payment under this Section 13 of all or any of the Obligations hereunder (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if Borrower had paid the aggregate Obligations hereunder satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the repayment of the Loans and termination of the Commitments, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 13.7 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of Borrower to pay the Loans made to it and accrued interest, Fees and expenses with respect thereto for which it is primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Borrower against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations hereunder and the termination of the Commitments.

13.8 Liability Cumulative. The liability of each Guarantor under this Section 13 is in addition to and shall be cumulative with all liabilities of such Guarantor to Agent and Lenders under this Agreement and the other Loan Documents to which such Guarantor is a party or in respect of any Obligations hereunder or obligation of the other Guarantors, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.9 [Reserved].

13.10 Release of Guaranties. A Guaranty as to any Guarantor shall automatically terminate and be of no further force or effect and such Guarantor shall be automatically released from all obligations under this Agreement and all the Loan Documents upon:

(a) the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), of the applicable Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement; or

(b) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the definition of “Unrestricted Subsidiary”; or

(c) such Subsidiary becomes an Excluded Subsidiary (as evidenced by a notice in writing from an Officer of Borrower); or

(d) repayment of all of the Loans and termination of all of the Commitments hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

XPO LOGISTICS, INC.

By:	/s/ John Hardig
	Name:	John Hardig
	Title:	Chief Financial Officer

[Signature Page – Senior Secured Term Loan Credit Agreement]

The following Persons are signatories to this Agreement in their capacity as Guarantors:

GUARANTORS:

GREENWICH AQ CORP

By:	/s/ John Hardig
	Name:	John Hardig
	Title:	Chief Executive Officer

PACER TRANSPORT, INC.
XPO OCEAN WORLD LINES, INC.

By:	/s/ John Hardig
	Name:	John Hardig
	Title:	Chief Financial Officer

[Signature Page – Senior Secured Term Loan Credit Agreement]

3PD HOLDING, INC.
3PDIC, INC.
BOUNCE LOGISTICS, INC.
BTTS HOLDING CORPORATION
BTTS INTERMEDIATE HOLDING CORPORATION
MANUFACTURERS CONSOLIDATION SERVICE OF CANADA, INC.
PACER SERVICES, INC.
XPO AIR CHARTER, LLC
XPO AQ, INC.
XPO CARTAGE, INC.
XPO COURIER, LLC
XPO DEDICATED, LLC
XPO DRAYAGE, INC.
XPO EXPRESS, INC.
XPO FLEET SERVICES, INC.
XPO GLOBAL FORWARDING, INC.
XPO INTERMODAL SOLUTIONS, INC.
XPO INTERMODAL, INC.
XPO LAST MILE, INC.
XPO LOGISTICS SUPPLY CHAIN CORPORATE SERVICES, INC.
XPO LOGISTICS SUPPLY CHAIN ECOMMERCE, INC.
XPO LOGISTICS SUPPLY CHAIN HOLDING COMPANY
XPO LOGISTICS SUPPLY CHAIN OF NEW JERSEY, INC.
XPO LOGISTICS SUPPLY CHAIN OF SOUTH CAROLINA, LLC
XPO LOGISTICS SUPPLY CHAIN OF TEXAS, LLC
XPO LOGISTICS SUPPLY CHAIN TECHNOLOGY SERVICES, INC.
XPO LOGISTICS SUPPLY CHAIN, INC.
XPO LOGISTICS, LLC
XPO NLM, INC.
XPO PORT SERVICES, INC.
XPO SERVCO, LLC
XPO STACKTRAIN, LLC
XPO SUPPLY CHAIN, INC.
XPO TRANSPORT, LLC

By:	/s/ John Hardig
Name:	John Hardig
Title:	Treasurer

[Signature Page – Senior Secured Term Loan Credit Agreement]

S & H TRANSPORT, INC.
S & H LEASING, INC.
XPO DISTRIBUTION SERVICES, INC.

By:	/s/ Gordon Devens
	Name:	Gordon Devens
	Title:	Vice President and
Assistant Secretary

XPO CUSTOMS CLEARANCE SOLUTIONS, INC.

By:	/s/ Gordon Devens
	Name:	Gordon Devens
	Title:	Vice President and
Secretary

BTTS INSURANCE RISK RETENTION GROUP, INC.

By:	/s/ Gordon Devens
	Name:	Gordon Devens
	Title:	President

[Signature Page – Senior Secured Term Loan Credit Agreement]

CTP LEASING, INC.

By:	/s/ Andrew J. DiLuciano
	Name:	Andrew J. DiLuciano
	Title:	President

PDS TRUCKING, INC.

By:	/s/ Andrew J. DiLuciano
	Name:	Andrew J. DiLuciano
	Title:	Controller & Treasurer

[Signature Page – Senior Secured Term Loan Credit Agreement]

AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:	/s/ F. Michael Manfred
Name:	F. Michael Manfred
Title:	Authorized Signatory, Vice President

[Signature Page – Senior Secured Term Loan Credit Agreement]

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC, as a Lender

By:	/s/ F. Michael Manfred
Name:	F. Michael Manfred
Title:	Authorized Signatory, Vice President

[Signature Page – Senior Secured Term Loan Credit Agreement]

ANNEX A

TO

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

To:	Citibank, N.A.
Via:	ABA No. 021-000-089
Account Name:	Morgan Stanley Senior Funding, Inc.
Account No.:	406-99-776
Reference:	XPO Logistics Term Loan Credit Agreement
Attention:	Loan Ops - AGENCY TEAM

ANNEX B

TO

CREDIT AGREEMENT

Lender(s)	Commitment
Morgan Stanley Senior Funding, Inc.	$1,600,000,000

TOTAL	$1,600,000,000

EXECUTION

Exhibit 1.1(a)

to

Credit Agreement

FORM OF SUPPLEMENTAL GUARANTEE

SUPPLEMENTAL GUARANTEE (this “Supplemental Guarantee”) dated as of [●], between [●] (the “New Guarantor”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Agent”), under that certain Senior Secured Term Loan Credit Agreement dated as of October 30, 2015 among XPO LOGISTICS, INC. (the “Borrower”), the subsidiaries party thereto as guarantors, the Lenders party thereto and the Agent (as the same may be amended, modified, extended, restated or supplemented from time to time, the “Credit Agreement”).

WHEREAS, certain Subsidiaries of the Borrower are party to the Credit Agreement as Guarantors;

WHEREAS, [●] desires to become a party to the Credit Agreement as a Guarantor thereunder; and

WHEREAS, terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Guaranty. The New Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Supplemental Guarantee, the New Guarantor will be deemed to be a Guarantor for all purposes under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and applicable to a Guarantor thereunder including without limitation all of the provisions of Section 13 of the Credit Agreement and hereby represents and warranties that all of the representations and warranties applicable to a Guarantor under Section 4 of the Credit Agreement (including with respect to the execution and delivery by such New Guarantor of this Supplemental Guarantee) are true and correct in all material respects as to such New Guarantor, except where such representations and warranties expressly relate to an earlier date. The New Guarantor hereby acknowledges that it has received a copy of the Loan Documents, as they may have been amended or supplemented from time to time.

2. Together herewith the New Guarantor has delivered to the Agent all documentation and other information the Agent may reasonably request (a) relating to the existence of the New Guarantor, (b) the corporate authority for and the validity of this Supplemental Guarantee and the guaranty under the Credit Agreement and (c) required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

3. This Supplemental Guarantee may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

4. THIS SUPPLEMENTAL GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

[New Guarantor]

By:
Name:
Title:

Acknowledged and Agreed as of the date first above written:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Agent

By:
Name:
Title:

Exhibit 1.1(c)

to

Credit Agreement

Form of Compliance Certificate

Reference is made to that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XPO LOGISTICS, INC., a Delaware corporation, as borrower (the “Borrower”), the other Subsidiaries signatory thereto, as guarantors, the Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent (in such capacity, and together with any successors and assigns in such capacity, the “Agent”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement. Pursuant to Section 5.1(a) of the Credit Agreement, the undersigned, in his/her capacity as a Financial Officer of the Borrower (and not in his/her personal capacity), certifies as follows:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule I is the following consolidated financial information regarding Borrower and its consolidated Restricted Subsidiaries, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements have been prepared in accordance with GAAP (except as approved by accountants or officers), as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and certified without qualification as to going-concern or qualification arising out of the scope of the audit, by KPMG LLP, another independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to Agent. Also attached hereto as part of Schedule I, is a management discussion and analysis that includes a comparison of performance for this Fiscal Year to the corresponding period in the prior year.]

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. [Attached hereto as Schedule I is the following consolidated financial information regarding Borrower and its consolidated Restricted Subsidiaries: (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments). Also attached hereto as part of Schedule I, is a management discussion and analysis that includes a comparison of performance for this Fiscal Quarter to the corresponding period in the prior year.]

2. [[Attached hereto as Schedule II are the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements described in clause 1 above.]]1

3. [[Attached hereto as Schedule III are: reasonably detailed calculations of [(i) Excess Cash Flow for the Fiscal Year ended [                    ] and (ii)]2 Net Proceeds received during the fiscal quarter ending [                    ] by or on behalf of, Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale subject to prepayment pursuant to Section 2.3(b)(ii)(A) of the Credit Agreement and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.3(b)(ii)(B) of the Credit Agreement.

4. Since the date on which a Compliance Certificate was last delivered to the Agent:

(a) [No Credit Party has changed its name, identity, type of organization or corporate structure or its jurisdiction of organization]3; and

(b) No Loan Party has acquired any After-Acquired IP Collateral that is a Registered Patent, Trademark or Copyright (as each such term is defined in the Security Agreement) other than (i) has been previously disclosed in writing to the Collateral Agent or (ii) is described in Schedule IV hereto.

5. To my knowledge, during the Fiscal Quarter most recently ended, except as otherwise disclosed to the Agent in writing pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.4

[1]	Include only to the extent that the Unrestricted Subsidiaries of the Borrower, as of the last day of the applicable fiscal period, taken in the aggregate, constituted a Significant Subsidiary.
[2]	Only required for Compliance Certificate delivered in connection with annual financial statements and only applicable commencing with the fiscal year of Borrower ending December 31, 2016.
[3]	To modify as applicable if any Loan Party has changed its name, identity, type of organization or corporate structure or jurisdiction of incorporation.
[4]	If continuing, also specify the details thereof and any action taken or proposed to be taken with respect thereto.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Financial Officer of the Borrower, has executed this certificate for and on behalf of Borrower, and has caused this certificate to be delivered this      day of             , 20[    ].

XPO LOGISTICS, INC., as the Borrower

By:
Name:
Title:

Schedule I to

Compliance Certificate

FINANCIAL STATEMENTS

Schedule II to

Compliance Certificate

CONSOLIDATING FINANCIAL STATEMENTS REFLECTING THE ADJUSTMENTS NECESSARY TO ELIMINATE THE ACCOUNTS OF UNRESTRICTED SUBSIDIARIES (IF ANY)

Schedule III to

Compliance Certificate

CERTIFICATIONS REGARDING CERTAIN MANDATORY PREPAYMENTS

PARAGRAPH 3 OF COMPLIANCE CERTIFICATE

1. [Section 2.3(b)(i): The Excess Cash Flow5 for the Fiscal Year ended [                    ] was $[        ]. The ECF Percentage is [    ]%.]6

2. [Section 2.3(b)(ii)(A): During the fiscal quarter ended on [                    ]:

[neither the Borrower nor any of its Restricted Subsidiaries has received any Net Proceeds from any Prepayment Disposition which would require a prepayment pursuant to Section 2.3(b)(ii)(A) of the Credit Agreement (after giving effect to any permitted reinvestment period).] or

[the Borrower or [ name of Restricted Subsidiary ], being a Restricted Subsidiary of the Borrower, has received Net Proceeds in the amount of $[        ] from [ describe Prepayment Disposition ]7 and

•	[the Borrower has made, or intends to make within five Business Days of such Prepayment Disposition, a prepayment in an amount equal to $[ ] in compliance with Section 2.3(b)(ii)(A) of the Credit Agreement, and/or

•	[the Borrower has reinvested, or intends to reinvest, an amount equal to $[ ] in compliance with Section 2.3(b)(ii)(B) of the Credit Agreement,].

[5]	Attach hereto in reasonable detail the calculations required to arrive at Excess Cash Flow.
[6]	Only include for Compliance Certificate delivered pursuant to Section 5.1(c) of the Credit Agreement.
[7]	If the Borrower or any of its Restricted Subsidiaries has received any Net Proceeds from any Prepayment Disposition, the certificate should describe same and state the date of each receipt thereof and the amount of Net Proceeds received on each such date, together with sufficient information (including reasonably detailed calculations of the computation of Net Proceeds) as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.3(b)(ii)(A) and/or Section 2.3(b)(ii)B) of the Credit Agreement.

Schedule IV to

Compliance Certificate

AFTER ACQUIRED IP COLLATERAL8

[8]	To include application and/or registration numbers for all such additional Trademark, Patents and Copyrights.

Exhibit 1.1(g)

to

Credit Agreement

Form of Note

$

[Date]

FOR VALUE RECEIVED, the undersigned, XPO LOGISTICS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      (the “Lender”) on the Maturity Date in the lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)          DOLLARS ($        ) and (b) the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Term Loan Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Term Loan Credit Agreement. The Borrower further agrees to pay interest in like money at such office specified in Section 2.8 of the Term Loan Credit Agreement on the unpaid principal amount hereof from time to time, from the date hereof at the rates, and on the dates, specified in Section 2.2 of the Term Loan Credit Agreement.

The Lender may endorse and attach a schedule to reflect the date, type and amount of each Loan of the Lender outstanding under the Term Loan Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.5(e) of the Term Loan Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Term Loan Credit Agreement.

This Note is one of the Notes referred to in the Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), by and among the Borrower, the subsidiaries of the Borrower signatory thereto, as guarantors, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc. as administrative agent. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayments in whole or in part as provided therein. Terms defined in the Term Loan Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

This Note is secured and guaranteed as provided in the Term Loan Credit Agreement and the Collateral Documents. Reference is hereby made to the Term Loan Credit Agreement and the Collateral Documents for a description of the properties and assets in which a security interest has been or will be granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each Guarantee was or will be granted and the rights of the holder of this Note in respect thereof.

During the continuance of any one or more of the Events of Default specified in the Term Loan Credit Agreement, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable all as provided in Article 9 thereof.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE TERM LOAN CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE AGENT PURSUANT TO THE TERMS OF THE TERM LOAN CREDIT AGREEMENT.

THIS NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

XPO LOGISTICS, INC., as the Borrower

By:
Name:
Title:

Exhibit 1.1(h)

to

Credit Agreement

[FORM OF]

PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

Date of Assignment:

Reference is made to that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XPO LOGISTICS, INC., a Delaware corporation, as borrower (the “Borrower”), the other Subsidiaries signatory thereto, as guarantors, the Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent (in such capacity and together with any successors and assigns in such capacity, the “Agent”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and Borrower or its Subsidiaries identified on Schedule 1 hereto as “Assignee” (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Sections 11.01(a), (h) and (i) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the Facility, in a principal amount as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of the Subsidiaries or any other obligor or the performance or observance by the Borrower, any of the Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Interest. To the extent the Assignor has retained any interest in the Assigned Interest and holds a Note evidencing such interest, the Assignor hereby requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; and (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest.

4. The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Permitted Loan Purchase Assignment and Acceptance, the Assigned Interest shall be deemed to be automatically and immediately cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest pursuant to Section 11.1(i) of the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.

6. As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by electronic means shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.

8. This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
Senior Secured Term Loan Facility

The terms set forth above are hereby agreed to:

, as Assignor

by:
Name:
Title:

, as Assignee

by:
Name:
Title:

Exhibit 2.1(b)

to

Credit Agreement

Form of Notice of Borrowing

            , 20[    ]

Reference is made to that certain Senior Secured Term Loan Credit Agreement, to be dated on or about October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XPO LOGISTICS, INC., a Delaware corporation, as borrower (the “Borrower”), the other Subsidiaries signatory thereto, as guarantors, the Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent (in such capacity and together with any successors and assigns in such capacity, the “Agent”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

Borrower hereby gives its notice, pursuant to Section 2.1(b) of the Credit Agreement, of its request for a Loan in Dollars which shall be [a LIBOR Loan in the amount of [●] Dollars with a LIBOR Period of [●] months] [a Base Rate Loan in the amount of [●] Dollars]. The proceeds of the Loan made to the Borrower should be wired as set forth below. The foregoing instructions shall be conditioned upon the consummation of the Con-way Acquisition. In the event the Con-way Acquisition is not, or is not expected to be, consummated on [                    ], Borrower may withdraw, revoke, amend, or otherwise modify this notice.9

Bank Name:

Bank Address:

ABA#:

Account Name:

Account Number:

[remainder of page intentionally left blank]

[9]	Note: Borrower may replace with “The foregoing instructions shall be conditional upon the consummation of the Con-way Acquisition.

IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer as of the date first set forth above.

XPO LOGISTICS, INC., as the Borrower

By:
Name:
Title:

Exhibit 2.5(e)

to

Credit Agreement

Form of Notice of Conversion/Continuation

[DATE]

Reference is made to that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XPO LOGISTICS, INC., a Delaware corporation (“Company”), the other Subsidiaries signatory thereto, as guarantors, the lenders from time to time party thereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent (in such capacity and together with any successors and assigns in such capacity, the “Agent”). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

Borrower hereby gives notice, pursuant to Section 2.5(e) of the Credit Agreement, of its request to:

[On [●], 20[●], convert $ [●] of the aggregate outstanding principal amount of the Loans, bearing interest at the [LIBOR Rate] [Base Rate], to a [Base Rate Loan] [LIBOR Loan having a LIBOR Period of [●] month(s).10]11

[On [●], 20[●], continue $ [●] of the aggregate outstanding principal amount of the Loans, bearing interest at the LIBOR Rate, as a LIBOR Loan having a LIBOR Period of [●] month(s).12]13

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

[10]	Duplicate as needed for multiple conversions.
[11]	For LIBOR Rate/Base Rate conversions.
[12]	Duplicate as needed for multiple continuations.
[13]	For LIBOR Rate Continuation.

IN WITNESS WHEREOF, Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its duly authorized officer as of the date first set forth above.

XPO LOGISTICS, INC., as Borrower

By:
Name:
Title:

Exhibit 3.1

to

Credit Agreement

Form of Solvency Certificate

[DATE]

Reference is made to that certain Senior Secured Term Loan Credit Agreement, dated as of October 30, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among XPO LOGISTICS, INC., a Delaware corporation, as borrower (the “Borrower”), the other Subsidiaries signatory thereto, as guarantors, the Lenders from time to time party thereto and MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as administrative agent. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

I am the duly qualified and acting Chief Financial Officer of the Borrower and in such capacity, I believe as of the date hereof that:

As of the date hereof, immediately after the consummation of the Transactions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

XPO LOGISTICS, INC., as Borrower

By:
Name:
	Title:	Chief Financial Officer

Exhibit 11.1(a)

to

Credit Agreement

Form of Assignment Agreement

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Secured Term Loan Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit or guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

From and after the Effective Date, the Agent shall make all payments in respect of Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

1.	Assignor:

2.	Assignee:

[and is a Lender, an Affiliate of [Identify Lender] or an Approved Fund][14]

3.	Borrower: XPO Logistics, Inc. (the “Company”)

4.	Agent: MORGAN STANLEY SENIOR FUNDING, INC., as the Agent under the Credit Agreement (the “Agent”)

5.	Credit Agreement: The Senior Secured Term Loan Credit Agreement dated as of October 30, 2015 by and among the Borrower, the other Subsidiaries party thereto, as guarantors, the Lenders from time to time party thereto and the Agent.

6.	Assigned Interest[s]:

Assignor Lender’s Loans

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans

Effective Date: [●], 20[●] [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[14]	Select as applicable.

The terms set forth in this Assignment Agreement are hereby agreed to:

Assignor [Name of Assignor]

By:
Name:
Title:

Assignee [Name of Assignee]

By:
Name:
Title:

Acknowledged and Agreed as of the date first above written:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Agent

By:
Name:
Title:

[Consented to and][15] Accepted: MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:
Name:
Title:

[Consented to][16] XPO LOGISTICS, INC., as Borrower

By:
Name:
Title:

[15]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment Agreement

Standard Terms and Conditions for

Assignment Agreement

1.	Representations and Warranties.

1.1.	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vii) it is not a Borrower, an Affiliate of any Borrower, a Non-Funding Lender or a natural person, (viii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including Section 2.13, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.	General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.